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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Triumph Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Notice of Annual Meeting of Stockholders To Be Held on July 20, 2017

To the holders of shares of our common stock:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Triumph Group, Inc. ("Triumph" or the "Company") will be held at 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312, on Thursday, July 20, 2017, beginning at 9:00 a.m., local time, for the following purposes:

  1.
  To elect eight nominees for director for the coming year;

  2.
  To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2017;

  3.
  To approve, by advisory vote, the frequency of future advisory votes on executive compensation;

  4.
  To approve the Triumph Group, Inc. 2016 Directors' Equity Compensation Plan;

  5.
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018; and

  6.
  To transact any other business as may properly come before the meeting or any postponements or adjournments.

        Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the accompanying proxy will vote with their judgment on those matters.

        On June 9, 2017, we began mailing to certain stockholders a Notice Regarding the Availability of Proxy Materials (the "Notice") for the 2017 Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 20, 2017 containing instructions on how to access this proxy statement and our annual report and how to vote online. By furnishing the Notice instead of a printed copy of the proxy materials, we are lowering printing and mailing costs and reducing the environmental impact of the Annual Meeting. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

        Only stockholders of record at the close of business on May 26, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder of record at the close of business on May 26, 2017 attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy. If you do attend the Annual Meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise.

By order of the Board of Directors,
John B. Wright, II Secretary

June 9, 2017
Berwyn, Pennsylvania

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote in person at the Annual Meeting, by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 20, 2017.

        Triumph Group, Inc.'s proxy statement for the 2017 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and the 2017 Annual Report to Stockholders are available via the Internet at www.proxyvote.com.

i

Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Proxy Statement For Annual Meeting of Stockholders To be held on July 20, 2017

GENERAL INFORMATION

         Triumph Group, Inc. ("Triumph", the "Company", "we", "us" or "our") first made these materials available to stockholders on or about June 9, 2017 on the Internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors of the Company for use at our annual meeting of stockholders on Thursday, July 20, 2017 (the "Annual Meeting"), to be held at 9:00 a.m., local time, at 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

         In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this proxy statement and our 2017 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials (the "Notice") for the Annual Meeting which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. You may request printed copies up until one year after the date of the Annual Meeting.

         The Notice provides you with instructions on how to view our proxy materials for the Annual Meeting on the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically, which will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

         Sending a signed proxy will not affect your right to attend the Annual Meeting and vote in person because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the Secretary of the Company at any time before your proxy is exercised or by attending the Annual Meeting and voting in person. Directions to the Annual Meeting can be found on our website at http://triumphgroup.com/contact-us/solutions.

         In the absence of contrary instructions, your shares included on the Notice or the proxy card, as the case may be, will be voted:

  "FOR" the eight nominees for director stated thereon;

  "FOR" the approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2017;

  "ONE YEAR" for, the approval, by advisory vote, of the frequency of future advisory votes on executive compensation;

  "FOR" the approval of the Triumph Group, Inc. 2016 Directors' Equity Compensation Plan; and

  "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.

         We will pay for this proxy solicitation. Our officers and other regular employees may solicit proxies by mail, in person or by telephone or electronic communication. These officers and other regular employees will not receive additional compensation. We are required to pay, upon request, the reasonable expenses incurred by record holders of common stock who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy material and annual stockholder reports to any beneficial owners of common stock they hold of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 20, 2017.

         Triumph Group Inc.'s proxy statement for the 2017 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and the 2017 Annual Report to Stockholders are available via the Internet at www.proxyvote.com.

VOTE REQUIRED FOR APPROVAL

General

        Holders of record of our common stock as of the close of business on May 26, 2017, the record date, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments. Holders of shares of common stock are entitled to vote on all matters brought before the Annual Meeting.

        As of the record date, there were 49,611,456 shares of common stock outstanding and entitled to vote on the election of directors and all other matters. Holders of common stock will vote on all matters as a class. Each outstanding share of common stock entitles the holder to one vote. All votes will be counted by Computershare, our transfer agent.

        The presence in person or by proxy of the holders of a majority of the outstanding common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

Proposal No. 1—Election of Directors

        In an uncontested election (which is the case for the election of directors at the Annual Meeting), directors will be elected by a majority of the votes cast by holders of common stock present in person or represented by proxy. A majority of the votes cast means that the number of votes cast "for" a director nominee must exceed the number of votes cast "against" that nominee. Abstentions and broker non-votes are not considered votes cast on this proposal and, therefore, will have no effect on the results of the vote on this proposal. Our Amended and Restated By-Laws (the "By-Laws") contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast at the Annual Meeting.

Proposal No. 2—Approval, by Advisory Vote, of Compensation Paid to our Named Executive Officers for Fiscal Year 2017

        Approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2017 will require the favorable vote of holders of a majority of the shares having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal. The vote on this proposal is advisory in nature and, therefore, not binding on the Company. However, our Board and the Compensation and Management Development Committee (the "Compensation Committee") will consider the outcome of this vote in its future deliberations regarding executive compensation.

Proposal No. 3—Approval, by Advisory Vote, of the Frequency of Future Advisory Votes on Executive Compensation

        For the approval of the frequency of future advisory votes on executive compensation, stockholders may vote for "one year," "two years," or "three years," or may abstain from voting. The option of one year, two years or three years that receives the favorable vote of holders of a majority of the shares having voting power present in person or represented by proxy will be the frequency of the future advisory votes on executive compensation selected by our stockholders. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal. In the absence of favorable vote of holders of a majority of the stock having voting power present in person or represented by proxy in support of any one frequency, the option of one year, two years, or three years that receives the greatest number of "for" votes will be considered the frequency selected by our stockholders. This vote is advisory in nature and, therefore, not binding on the Company. However, our Board of Directors will consider the outcome of this vote in its future deliberations.

Proposal No. 4—Approval of the Triumph Group, Inc. 2016 Directors' Equity Compensation Plan

        Approval of the Triumph Group, Inc. 2016 Directors' Equity Compensation Plan will require the favorable vote of holders of a majority of the shares having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal. The calculation of the votes required to approve this proposal is consistent with the New York Stock Exchange's requirements for stockholder approval of an equity compensation plan.

Proposal No. 5—Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2018

        Ratification of the audit committee's selection of our independent registered public accounting firm will require the favorable vote of holders of a majority of the shares having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. The ratification of the selection of our independent registered public accounting firm is considered a routine matter. Therefore, no broker non-votes are expected with respect to this proposal.

PROPOSALS TO STOCKHOLDERS

Proposal No. 1—Election of Directors

        The Board of Directors of the Company (the "Board" or the "Board of Directors") currently consists of ten directors: Paul Bourgon, Daniel J. Crowley, John G. Drosdick, Ralph E. Eberhart, Richard C. Gozon, Dawne S. Hickton, Richard C. Ill, William L. Mansfield, Adam J. Palmer and Joseph M. Silvestri. At the Annual Meeting, eight of the directors are being submitted as nominees for election by the stockholders for a term ending at the next annual meeting of stockholders and when each such director's successor is duly elected and qualified. Richard C. Ill, founder of the Company and former Chairman, President and Chief Executive Officer and director of the Company since its inception, is not standing for reelection. Also not standing for reelection is Richard C. Gozon, after 24 years of dedicated service as a director of the Company. Effective as of the Annual Meeting, the size of the Board will be decreased to eight.

        The table below lists the name of each person nominated by the Board to serve as a director for the coming year. All of the nominees are currently members of our Board with terms expiring at the Annual Meeting. Each nominee has consented to be named as a nominee and, to our knowledge, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the Annual Meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted "FOR" the election of Paul Bourgon, Daniel J. Crowley, John G. Drosdick, Ralph E. Eberhart, Dawne S. Hickton, William L. Mansfield, Adam J. Palmer and Joseph M. Silvestri. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Nominees	Age	Year First Elected a Director
Paul Bourgon	60	2008
Daniel J. Crowley	54	2016
John G. Drosdick	73	2012
Ralph E. Eberhart	70	2010
Dawne S. Hickton	59	2015
William L. Mansfield	69	2012
Adam J. Palmer	44	2010
Joseph M. Silvestri	55	2008

        The principal occupations of each nominee and the experience, qualifications, attributes or skills that led to the conclusion that such nominee should serve as a director for the coming year are as follows:

        Paul Bourgon has been a Director of Triumph since October 2008. Mr. Bourgon has served as General Manager—Global Sales and Engineering for SKF Aeroengine since 2006. SKF Group supplies products, solutions and services within rolling bearings, seals, mechatronics, services and lubrication systems and SKF Aeroengine, a division of SKF Group, focuses on providing services in bearing repair and overhaul. Prior to joining SKF Aeroengine, Mr. Bourgon served as Vice President—Marketing of Heroux-Devtex Inc., a company which then supplied the commercial and military sectors with landing gear, airframe structural components, including kits, and aircraft engine components. Mr. Bourgon also serves on the board of directors of Venture Aerobearing LLC. Mr. Bourgon's current experience as a president of a significant aerospace business and his past experience within the aerospace industry enable him to serve as an additional point of reference on trends and developments affecting Triumph's business and its customers, suppliers and competitors. In addition, his background as a Chartered Accountant, member of the Canadian Institute of Chartered Accountants since 1983, articling with Coopers & Lybrand in Montreal in the Auditing and Taxes departments, as well as his ongoing responsibility for the financial statements of the business he manages, enables him to lend additional financial expertise to the deliberations of the Board.

        Daniel J. Crowley has been a Director of Triumph since January 2016. Mr. Crowley has served Triumph's President and Chief Executive Officer since January 4, 2016. Mr. Crowley served as a corporate vice president and President of Integrated Defense Systems at Raytheon Company from 2013 until 2015, and as President of Network Centric Systems at Raytheon Company from 2010 until 2013. Prior to joining Raytheon Company, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors. Mr. Crowley brings to the Board 33 years of industry experience during which he has held key leadership roles in the development, production and deployment of some of the largest and most complex aerospace and defense products. He also provides the Board with detailed information about Triumph's businesses and communicates management's perspective on important matters to the Board.

        John G. Drosdick has been a Director of Triumph since 2012. Mr. Drosdick served as Chairman, President, Chief Executive Officer of Sunoco, Inc. from June 2000 through August 2008, and as the Chairman of Sunoco Partners, LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners, L.P., a publicly traded master limited partnership, from February 2002 through December 2008. Mr. Drosdick also serves as a director of United States Steel Corporation and PNC Funds. Mr. Drosdick's long experience as the chief executive officer of a major public company with multiple operations provides the Board with a source of significant expertise in managing complex business operations, and his service on other boards provides the Board with another source of information on best practices in corporate governance.

        Ralph E. Eberhart has been a Director of Triumph since June 2010 and its non-executive Chairman since April 2015. Gen. Eberhart served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. Since January 2005, he has also been the Chairman and President of the Armed Forces Benefit Association. Gen. Eberhart's active military career spanned 36 years. He is also a member of the board of directors of Rockwell Collins, Inc., Jacobs Engineering Group, Inc. and VSE Corporation and is a director of two private companies. Gen. Eberhart joined the Board as part of an arrangement in connection with the Company's acquisition (the "Vought Acquisition") of Vought Aircraft Industries, Inc. ("Vought") in 2010. Given the significant share of Triumph's business focused on serving the militaries of the United States and other countries, Gen. Eberhart provides the Board with valuable insight into military operations that enables the Company to better serve its military customers. The Company also benefits from his experience as a director of other aerospace and defense companies. Moreover, his senior leadership experience enables him to provide management with valuable advice on governance and management issues.

        Dawne S. Hickton has been a Director of Triumph since 2015. Ms. Hickton is the former Vice Chair, President and Chief Executive Officer of RTI International Metals, Inc., a New York Stock Exchange listed vertically integrated global supplier of advanced titanium and specialty metals products that meet the requirements of technologically sophisticated applications in commercial aerospace, defense, propulsion, medical device, energy and other markets. Ms. Hickton served as CEO from April 2007 until July 2015, when RTI was acquired by Alcoa Inc. ("Alcoa"), and served as a member of RTI's Board of Directors from 2007 until the acquisition by Alcoa. Prior to becoming RTI's CEO, she was Senior Vice President Administration and Principal Financial Officer. Ms. Hickton is currently President and founding partner of Cumberland Highstreet Partners. Ms. Hickton has over 30 years of diversified metals experience, including more than 15 years in the titanium industry spanning several business cycles. Ms. Hickton is the Deputy Chair of the Board of the Federal Reserve Bank of Cleveland and serves as a director of Jacobs Engineering Group, Inc. She is the immediate past president of the International Titanium Association. In 2016, Ms. Hickton was appointed to the Board of Directors of Norsk Titanium AS, a supplier of aerospace grade, additive manufactured, structural titanium components. In addition, she is a member of the University of Pittsburgh's Board of Trustees, serving on the student affairs and property and facilities committees. She is also a member of the Board of Directors of the Smithsonian National Air and Space Museum, and serves on the board of the Wings Club. The Board believes that Ms. Hickton's substantial experience as the CEO of a public company with extensive and diversified manufacturing operations and broad exposure to the aerospace markets contributes significantly to the Board's deliberations on issues of corporate development, leadership and governance.

        William L. Mansfield has been a Director of Triumph since 2012. Mr. Mansfield served as the Chairman of the Board of The Valspar Corporation from August 2007 through June 2012 and served as that company's Chief Executive Officer from February 2005 to June 2011 and as its President from February 2005 through February 2008. Mr. Mansfield also serves as a director of Bemis Company, Inc. and served as Non-Executive Chairman of the Board of Axiall Corporation until August 2016. Mr. Mansfield brings to the Board deep management experience as a former chief executive officer of a significant, publicly-traded manufacturing business with diverse operations spread across the globe as well as a track record of enhancing growth through acquisition. Likewise, his continuing service as a director of other public companies is a source of additional insight into developments in corporate management and governance.

        Adam J. Palmer has been a Director of Triumph since June 2010. Mr. Palmer is currently a Managing Director and Head of the Global Aerospace, Defense and Government Services Group at The Carlyle Group ("Carlyle"), a global alternative asset management firm. Prior to joining Carlyle in 1996, Mr. Palmer was with Lehman Brothers focusing on mergers, acquisitions and financings for aerospace, defense and information services companies. Mr. Palmer also currently serves on the boards of directors of Sequa Corporation, Wesco Aircraft Holdings, Inc., Global Jet Capital, LLC, Dynamic Precision Group, Inc. and Novetta Solutions. Mr. Palmer served as a member of Vought's board of directors from 2000 until the Vought Acquisition and led the negotiations on behalf of Carlyle that culminated in Triumph's acquisition of Vought from equity funds affiliated with Carlyle. Mr. Palmer was a director of Landmark U.S. Holdings, LLC from October 2012 until February 2016. Mr. Palmer joined the Board as part of an arrangement in connection with the Vought Acquisition. The Board benefits from Mr. Palmer's deep familiarity with Vought's business acquired through his years of involvement in developing its business as a Carlyle investment. The Board also benefits from Mr. Palmer's knowledge and understanding of the aerospace and defense industry, acquired through his years of active involvement as an investor, as well as his understanding of management issues derived from his participation on corporate boards.

        Joseph M. Silvestri has been a Director of Triumph since October 2008 and previously served as a Director of Triumph from 1995 to 2005. Mr. Silvestri is currently a Managing Partner of Court Square Capital Partners, an independent private equity firm, and has been employed by Court Square Capital Partners and its predecessors since 1990. Mr. Silvestri also serves on the board of directors of numerous private companies. Through his two periods of service on the Board, Mr. Silvestri has acquired a deep understanding of Triumph's background and development. He also lends to the Board's deliberations the benefit of his own knowledge and understanding of the operation of the capital markets, financial matters and mergers and acquisitions generally gained through his years of participation in private equity investments. In addition, as an experienced private equity investor, he is able to share with the Board insights on corporate management and best practices derived from his experience with the many portfolio companies with which he has been associated.

        The Board recommends that stockholders vote "FOR" each of the nominees. The nominees receiving a majority of the votes cast in favor of their election will be elected as directors.

Proposal No. 2—Advisory Vote on Compensation Paid to Named Executive Officers for Fiscal Year 2017

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") added Section 14A to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers for fiscal year 2017 as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation programs are intended to achieve several business objectives, including: (i) recruiting and retaining our executives with the talent required to successfully manage our business; (ii) motivating our executives to achieve our business objectives; (iii) instilling in our executives a long-term commitment to the Company's success by providing elements of compensation that align the executives' interests with those of our stockholders; (iv) providing compensation that recognizes individual contributions as well as overall business results; and (v) avoiding or minimizing the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders. Our Compensation Discussion and Analysis (the "CD&A"), which begins on page 29 of this proxy statement, describes in detail the components of our executive compensation program, the process by which our Board of Directors makes executive compensation decisions, and the compensation paid to our named executive officers for fiscal year 2017. Highlights of our executive compensation program include the following:

  •
  We set initial base salaries for executive officers by evaluating the responsibilities of the position and each individual's experience and, as part of such evaluation, considering the competitive marketplace for executives and peer group salaries for similar positions.

  •
  We provide significant incentive opportunities for our executive officers, so that our executive officers have the potential for above average compensation, but only if certain Company-based performance objectives are met or exceeded.

  •
  We design our performance-based equity awards such that:

    (i)
    they align management's interest with that of our stockholders;

    (ii)
    they induce management to remain with the Company through vesting requirements over several years; and

    (iii)
    they promote the achievement of the Company's short- and long-term targeted business objectives.

  •
  We provide certain executive officers with additional benefits, or perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program and allow our executive officers to work more efficiently.

        The vote on this proposal is advisory, which means that the approval of the compensation paid to our named executive officers is not binding on the Company, the Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers for fiscal year 2017, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against the compensation paid to our named executive officers as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders' concerns. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Company's named executive officers for fiscal year 2017, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables, and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.

        The Board recommends that stockholders vote "FOR" the approval of the compensation paid to our named executive officers, as disclosed in this proxy statement.

Proposal No. 3—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

        Section 14A of the Exchange Act, which was added by the Dodd-Frank Act, also requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

        Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal. At the Company's 2011 annual meeting of stockholders, stockholders voted to have the advisory vote on executive compensation every one year.

        The Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and, therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every year, the Board of Directors considered that an advisory vote on executive compensation every year allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Setting a one-year period for holding this stockholder vote enhances stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.

        This vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board of Directors, or the Compensation Committee. The Company recognizes that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of future advisory votes on executive compensation. The Board of Directors and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the favorable vote of holders of a majority of the shares having voting power present in person or represented by proxy. Also, in accordance with applicable law, at least every six years stockholders will have the opportunity to recommend the frequency of future advisory votes on executive compensation.

        Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

    RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years.

        The enclosed proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

        The Board recommends that stockholders vote for the option of every "ONE YEAR" as the preferred frequency for future advisory votes on executive compensation.

Proposal No. 4—Approval of the Triumph Group, Inc. 2016 Directors' Equity Compensation Plan

Summary

        The Company is requesting that the stockholders approve the terms of the new Triumph Group, Inc. 2016 Directors' Equity Compensation Plan, as amended (also referred to as the "2016 Directors' Plan"). During fiscal year 2017, the Board of Directors approved recommendations of the Nominating and Corporate Governance Committee (the "Governance Committee") to amend the non-employee director compensation program.

        The compensation for our non-employee directors was evaluated in the context of the Board's overall assessment of management and director compensation in connection with the corporate organizational changes implemented during fiscal year 2017. As the Company looked forward, it recognized that the compensation paid to its non-employee directors was below the median for similarly situated companies, and that there was a lack of alignment between the one-year term of service on the Board and the three-year vesting cycle for deferred stock unit awards issued in the past. The Company also determined that it is likely to add new and/or additional members to the Board of Directors over the next few years. With the assistance of Semler Brossy Consulting Group LLC ("Semler Brossy"), the independent compensation consultant retained by the Compensation Committee for executive compensation advice, the Governance Committee evaluated the mix of cash and equity-based compensation paid to non-employee directors, the structure of the compensation paid, annual compensation as compared to peer group companies, and the link between the non-employee director compensation program and the Company's stock ownership guidelines for non-employee directors in structuring the updated 2016 Directors' Plan. See the description of the fiscal year 2017 non-employee director compensation program under the heading "Director Compensation" beginning on page 23 of this proxy statement.

        The prior plan used for making equity awards to non-employee directors was the Company's Directors' Equity Incentive Plan, which expired by its terms during 2016. The 2016 Directors' Plan is being submitted to stockholders for approval at the Annual Meeting, and adds restricted stock units to the types of awards that may be made under the 2016 Directors' Plan, adds a prohibition on repricing of stock options and aligns the forfeiture restrictions and lapse events to those in the Company's 2013 Equity and Cash Incentive Plan for executive officers and employees. Please see the description of various 2016 Directors' Plan elements below under the heading "Description of the Triumph Group, Inc. 2016 Directors' Equity Compensation Plan." The 2016 Directors' Plan is substantially similar to the prior plan. The Governance Committee elected to retain a number of different award types, including stock options, deferred stock units, restricted stock units and stock awards under the 2016 Directors' Plan to allow for future flexibility in the types of awards made.

        In conjunction with the approval of the 2016 Directors' Plan in November 2016, the Governance Committee recommended, and the Board approved, a separate Triumph Group, Inc. Directors' Deferred Compensation Plan (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan, each non-employee director can elect to defer some or all of his or her equity awards on an annual basis, in accordance with applicable law. We believe this deferral opportunity allows for individual choice in the timing and receipt of payment of Board compensation, while encouraging increased equity ownership by non-employee directors. We are not seeking approval of the Deferred Compensation Plan in this Proposal No. 4.

        In November 2016, at the time the 2016 Directors' Plan was recommended by the Governance Committee and approved by the Board, initial awards were made under the 2016 Directors' Plan to the non-employee directors then in office as the fiscal year 2017 annual awards of an aggregate of 45,315 restricted stock units, subject to receipt of stockholder approval of the 2016 Directors' Plan. If the stockholders approve the 2016 Directors' Plan at the Annual Meeting, such approval shall include approval of those awards made in November 2016. If the 2016 Directors' Plan is not approved by stockholders at the Annual Meeting, the November 2016 awards will be void.

Non-Employee Director Compensation and Use of the 2016 Directors' Plan

        The provisions of the 2016 Directors' Plan that relate to the changes in the Company's prior non-employee director compensation program are:

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  the addition of restricted stock units to the types of equity awards available under the 2016 Directors' Plan;

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  the alignment of the vesting schedule of annual equity awards with the one-year term of office of the directors, and the inclusion of a minimum one-year vesting cycle for all awards, combined with an increase in the stock ownership guidelines requirement for each director to hold at least 50% of the after-tax value of vested awards until retirement or other departure from the Board;

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  an increase in the fair market value of annual equity grants to align with the compensation paid at peer group companies;

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  the establishment of the following limits on the fair market value of equity awards made to non-employee directors under the 2016 Directors' Plan without stockholder approval:

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    a maximum limit of $600,000 for annual awards; and

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    a limit of up to an additional $250,000 for one-time discretionary awards;

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  the elimination of sign-on awards; and

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  the addition of explicit repricing prohibitions without stockholder approval.

        The 2016 Directors' Plan will be the equity compensation plan under which the Company makes grants to its non-employee directors in the future. The Company believes that the ability to grant stock options, stock awards, restricted stock units and deferred stock units to non-employee directors provides it with additional flexibility to recognize the value and service which non-employee directors provide in a manner that is cost-effective to both the director and to the Company. The Company does not currently intend to use stock option awards as a form of equity compensation, but believes the flexibility to use such award type in the future may be helpful.

        Currently, the value of the annual restricted stock unit awards to non-employee directors is $140,000, which the Company believes is competitive with similarly situated companies. The Board does have the discretion to change the value and form of the annual awards, and to make individual one-time awards, subject to limitations set forth in the 2016 Directors' Plan of $600,000 for annual awards, and up to an additional $250,000 for one-time discretionary awards. Any awards exceeding such maximums will require stockholder approval. Standard "sign-on" awards are eliminated under the 2016 Directors' Plan. The Company believes these changes and added flexibility will assist in allowing it to offer more competitive non-employee director compensation and in recruiting new or additional qualified independent directors.

Description of the Triumph Group, Inc. 2016 Directors' Equity Compensation Plan

        The following description of the 2016 Directors' Plan is only a summary of the material features of the Directors' Plan and does not describe all of its provisions. The 2016 Directors' Plan is attached to this proxy statement as Appendix A. This summary is qualified in its entirety by reference to the text of the 2016 Directors' Plan.

Administration

        The 2016 Directors' Plan is administered by the Board.

Eligibility

        Each director of the Company who is not an officer or employee of the Company or any of its subsidiaries may be granted awards under the 2016 Directors' Plan. As of May 26, 2017, there were nine directors eligible to participate in the 2016 Directors' Plan.

Share Limitations

        The aggregate number of shares of common stock subject to awards granted under the 2016 Directors' Plan is 500,000 shares. The Company believes this number of reserved shares provides sufficient shares for the recruitment of new or additional independent directors over the next few years and for coverage for the annual awards, without eliminating the need to come back to stockholders for additional approvals during the term of the 2016 Directors' Plan. The Board has full authority to select the eligible directors to whom such awards are to be granted and to determine the number of shares of common stock to be covered by each award. The Board shall have full authority to determine whether an award is a stock option, stock award, a deferred stock unit or a restricted stock unit, and the number of each type of award to be granted, subject to the limitations of the 2016 Directors' Plan. Unissued shares subject to awards that are cancelled, expired or are terminated will be available for re-grant under the 2016 Directors' Plan.

Terms and Conditions of Stock Options

        Each stock option must be evidenced by a stock option certificate executed by the Company and is subject to the following additional terms and conditions. Each stock option shall be a non-qualified stock option.

        Exercise Price.    The exercise price of an option is the fair market value of the common stock on the date of grant. The fair market value of the common stock is the closing price of a share in the New York Stock Exchange Composite Transactions on the previous regular trading day or, if no sale has been made on the New York Stock Exchange on such date, or if such common stock was not listed or reported on such date, the fair market value shall be as determined under the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

        No Repricing.    The 2016 Directors' Plan does not allow for repricing of any stock options, or similar transactions, such as exchange transactions, without the consent of stockholders.

        Exercise of Stock Option; Form of Consideration.    The vesting period for any stock options is at least one year after the date of grant; otherwise, the Board determines when stock options become exercisable and in its discretion may accelerate the vesting of any outstanding stock option. The 2016 Directors' Plan permits payment to be made by cash or check and, with the consent of the Board, other shares of common stock of the Company or by a reduction in the number of shares of common stock otherwise issuable upon such exercise.

        Term of Stock Option.    The term of a stock option will be seven years from the date of grant, which is a shorter period than under the prior plan. A stock option may not be exercised after the expiration of its term.

        Termination.    Unless otherwise determined by the Board, if a participant ceases to be a member of the Board for any reason other than death or disability, then all stock options held by the participant under the 2016 Directors' Plan will terminate 90 days after the date on which the participant ceases to be a member of the Board; provided, however, that the Board may extend the exercise period based on factors deemed appropriate by the Board, but not beyond the expiration of the stated term of the stock option.

        Death or Disability.    Unless otherwise determined by the Board, if a participant ceases to be a member of the Board as a result of the participant's death, then all of such participant's vested options will remain exercisable after time of death, or on such accelerated basis as the Board may determine, until expiration of the stated term or on such earlier time as the Board may determine. Unless otherwise determined by the Board, if a participant ceases to be a member of the Board as a result of the participant's disability, then all of such participant's vested options will remain exercisable after the incurrence of the disability, or on such accelerated basis as the Board may determine, until expiration of the stated term or such earlier time as the Board may determine.

        Other Provisions.    The stock option certificate may contain other terms, provisions and conditions not inconsistent with the 2016 Directors' Plan as may be determined by the Board.

Terms and Conditions of Stock Awards

        Stock awards may be granted to any eligible director. Each stock award will be evidenced by a stock award agreement between the Company and the participant and is subject to the following additional terms and conditions.

        Lapse of Forfeiture Restrictions.    Stock awards shall vest at such time and in such installments as determined by the Board.

        Forfeiture.    Unless otherwise provided in the stock award agreement, if a participant ceases to be a member of the Board for any reason other than death, disability or retirement of the director, or a divestiture transaction impacting the director's service on the Board, the shares subject to a stock award that have not become vested pursuant to the stock award agreement shall be forfeited.

        Death, Disability or Retirement of Participant.    Unless otherwise provided in the stock award agreement, if a participant ceases to be a member of the Board due to the participant's death, disability or retirement, all outstanding stock awards granted to such participant shall accelerate and vest; provided, however, that the conditions of the non-competition covenant set forth in the 2016 Directors' Plan are met.

        Divestiture.    If a participant ceases to be a member of the Board because of a divestiture by the Company, prior to such termination of membership, the Board may, in its sole discretion, accelerate the vesting of all or a portion of any outstanding stock awards granted to such participant and provide that all forfeiture provisions with respect to such stock awards shall lapse. The determination of whether a divestiture will occur will be made by the Board in its sole discretion.

        Other Provisions.    The stock award agreement may contain other terms, provisions and conditions not inconsistent with the 2016 Directors' Plan as may be determined by the Board.

Terms and Conditions of Deferred Stock Units

        The Board may grant deferred stock units to any eligible director. Each deferred stock unit will be evidenced by a deferred stock unit agreement between the Company and the participant and is subject to the following additional terms and conditions.

        Lapse of Forfeiture Restrictions.    Deferred stock units shall vest at such time and in such installments as determined by the Board; provided, however, that the minimum forfeiture period shall be at least one year from the date of grant.

        Forfeiture.    Unless otherwise provided in the deferred stock unit agreement, if a participant ceases to be a member of the Board for any reason other than death, disability or retirement of the director or a divestiture transaction impacting the director's service on the Board, the shares subject to a deferred stock unit that have not become vested pursuant to the deferred stock unit agreement shall be forfeited.

        Death, Disability or Retirement of Participant.    Unless otherwise provided in the deferred stock unit agreement, if a participant ceases to be a member of the Board due to the participant's death, disability or retirement, all forfeiture restrictions on all outstanding deferred stock units granted to such participant will lapse; provided, however, that the conditions of the non-competition covenant set forth in the 2016 Directors' Plan are met.

        Divestiture.    If a participant ceases to be a member of the Board because of a divestiture by the Company, prior to such termination of membership, the Board may, in its sole discretion, accelerate the lapse of forfeiture restrictions of all or a portion of any outstanding deferred stock unit granted to such participant; provided, however, that the conditions of the non-competition covenant set forth in the 2016 Directors' Plan are met. The determination of whether a divestiture will occur will be made by the Board in its sole discretion.

        Dividend Equivalents.    The deferred stock unit agreement may provide that the holder of a deferred stock unit will be entitled to receive payment from us at such times as set forth in the deferred stock unit agreement in an amount equal to each cash dividend that we would have paid to such holder had he or she, on the record date for payment of such dividend, been the holder of record of shares of common stock equal to the number of deferred stock units which had been awarded to such holder as of the record date.

        Other Provisions.    The deferred stock unit agreement may contain other terms, provisions and conditions not inconsistent with the 2016 Directors' Plan as may be determined by the Board.

Terms and Conditions of Restricted Stock Units

        The Board may grant restricted stock units to any eligible director. Each restricted stock unit will be evidenced by a restricted stock unit agreement between the Company and the participant and is subject to the following additional terms and conditions.

        Lapse of Forfeiture Restrictions.    Restricted stock units shall vest at such time and in such installments as determined by the Board; provided, however, that the minimum forfeiture period shall be at least one year from the date of grant and that, if the participant makes a deferral election with respect to any restricted stock units under the Deferred Compensation Plan, the terms of the Deferred Compensation Plan will apply to the payment of such deferred award.

        Forfeiture.    Unless otherwise provided in the restricted stock unit agreement, if a participant ceases to be a member of the Board for any reason other than death, disability or retirement of the director or a divestiture transaction impacting the director's service on the Board, the shares subject to a restricted stock unit that have not become vested pursuant to the restricted stock unit agreement shall be forfeited.

        Death, Disability or Retirement of Participant.    Unless otherwise provided in the restricted stock unit agreement, if a participant ceases to be a member of the Board due to the participant's death, disability or retirement, all forfeiture restrictions on all outstanding unvested restricted stock units granted to such participant will lapse; provided, however, that the conditions of the non-competition covenant set forth in the 2016 Directors' Plan are met.

        Divestiture.    If a participant ceases to be a member of the Board because of a divestiture by the Company, prior to such termination of membership, the Board may, in its sole discretion, accelerate the lapse of forfeiture restrictions of all or a portion of any outstanding unvested restricted stock unit granted to such participant and provide that all forfeiture provisions with respect to such restricted stock units shall lapse. The determination of whether a divestiture will occur will be made by the Board in its sole discretion.

        Dividend Equivalents.    The restricted stock unit agreement may provide that the holder of a restricted stock unit will be entitled to receive payment from us in an amount equal to each cash dividend that we would have paid to such holder had he or she, on the record date for payment of such dividend, been the holder of record of shares of common stock equal to the number of restricted stock units which had been awarded to such holder as of the record date.

        Other Provisions.    The restricted stock unit agreement may contain other terms, provisions and conditions not inconsistent with the 2016 Directors' Plan as may be determined by the Board.

Nontransferability

        Except as otherwise provided in the award agreement, any award granted under the 2016 Directors' Plan and the rights and privileges conferred by the award may not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and will not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any such award, right or privilege, or upon the levy of any attachment or similar process, the award and the rights and privileges conferred by the award will immediately terminate and the award will immediately be forfeited to the Company.

Adjustments Upon Changes in Capitalization, Merger or Sale of Assets

        Subject to any required action by stockholders, the number and kind of shares covered by each outstanding award, in the minimum and maximum limits set forth in the 2016 Directors' Plan, will be adjusted as determined by the Board in the event of a reorganization, recapitalization, stock split, reverse stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, merger, consolidation, combination of the Company's stock, or any other change in the corporate structure of the Company affecting the Company's stock.

        If during the term of any award, the Company will be, with the prior approval of a majority of the members of the Board, merged into or consolidated with or otherwise combined with or acquired by a person or entity, or there is a liquidation of the Company, then at the election of the Board, the Company may take such other action as the Board determines to be reasonable under the circumstances to permit a participant to realize the value of such award, including paying cash to the participant equal to the value of the award or requiring the acquiring corporation to grant options or stock to the participant having a value equal to the value of the award.

        In the event of a change in control of the Company, as defined in the 2016 Directors' Plan, when a participant ceases to be a director of the Company in connection with such change in control, each award then outstanding shall become immediately vested or have full lapse of forfeiture restrictions, and in the case of stock options, exercisable to the full extent of the shares of common stock. If the participant continues to provide services on the Board of the successor entity, the 2016 Directors' Plan provides that any outstanding awards will be assumed and converted into awards to acquire equivalent equity of the successor entity.

Amendment and Termination of the 2016 Directors' Plan

        The Board may amend, discontinue or terminate the 2016 Directors' Plan, or any part thereof, at any time and for any reason; provided, however, that any "material revision" to the Directors' Plan, including, without limitation, any repricing or exchange of stock options, requires approval by stockholders. No such action by the Board may alter or impair any award previously granted under the 2016 Directors' Plan without the consent of the participants. Unless terminated earlier, the 2016 Directors' Plan shall terminate on November 10, 2026, which is ten years after the date the 2016 Directors' Plan was approved by the Board.

Federal Income Tax Consequences

        Stock Options.    Each stock option issued under the 2016 Directors' Plan will be a nonqualified stock option. A participant will not recognize any taxable income at the time a stock option is granted under the 2016 Directors' Plan. Upon exercise, the participant will recognize taxable income generally measured by the excess of the then fair market value of the common stock to be received upon exercise over the exercise price. The participant's tax basis in the shares acquired upon exercise of the options in such shares will be equal to their fair market value on the date of exercise of the option, and the participant's holding period for those shares will begin on that date. Upon a participant's sale of shares acquired pursuant to the exercise an option, any difference between the sale price and the fair market value of the shares on the date when the stock option was exercised will be treated as long-term or short-term capital gain or loss, depending on the holding period. Upon a participant's exercise of an option, the Company will generally be entitled to a deduction for U.S. federal income tax purposes at such time and in the same amount recognized as ordinary income to the participant.

        Stock Awards.    Generally, a participant granted a stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the common stock received over any amount paid by the participant in exchange for the common stock. If, however, the common stock is not vested when it is received, the participant generally will not recognize taxable income until the common stock becomes vested, at which time the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the common stock on the date it becomes vested over any amount paid by the participant in exchange for the common stock. A participant may, however, file a "Section 83(b) election" with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary income at the time the shares are awarded in an amount equal to their fair market value at that time, notwithstanding that such shares are not vested and may be subsequently forfeited. If a participant makes such an election, the participant will not recognize any additional taxable income at the time the shares become vested, but if the shares are later forfeited, the participant will not be allowed a tax deduction for the forfeited shares.

        The participant's basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any of the common stock, the difference between the sales price and the participant's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any income. The Company will be entitled to a deduction for U.S. federal income tax purposes equal to the amount of ordinary income taxable to the participant.

        Deferred Stock Units and Restricted Stock Units.    A participant generally will not recognize any taxable income at the time a deferred stock unit or restricted stock unit is granted under the 2016 Directors' Plan. A participant will recognize taxable income on deferred stock units or restricted stock units as the deferred stock units or restricted stock units become vested, and the shares of common stock represented by the deferred stock units or restricted stock units are issued to the participant. A participant will also recognize taxable income when he or she receives cash representing dividend equivalents. The Company will be entitled to a federal income tax deduction in the same amount as and at the same time the participant recognizes ordinary income for federal income tax purposes.

        Section 409A of the Code.    Section 409A of the Code governs the taxation of deferred compensation. Awards received under the 2016 Directors' Plan are intended to be exempt from the requirements of Section 409A where possible. However, there can be no assurance that awards designed to be exempt from Section 409A will in fact be exempt. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, an interest penalty and an additional 20% tax on the amount underlying the award.

        The foregoing is only a summary of the material U.S. federal income tax considerations relating to the grant and exercise of awards under the 2016 Directors' Plan. It does not purport to be complete and does not discuss the tax consequences relevant to a participant, and does not address state, local, foreign or estate tax consequences. All participants are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign income, estate and other tax consequences of participating in the 2016 Directors' Plan.

        The Board has unanimously approved, and recommends that stockholders vote "FOR" the approval of the 2016 Directors' Plan for all purposes described in this Proposal No. 4.

Proposal No. 5—Ratification of Selection of Registered Public Accounting Firm

        The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018, and the stockholders are asked to ratify this selection. Ernst & Young LLP has served as our independent registered public accounting firm since 1993. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised us that it has no direct or material indirect interest in us or our affiliates. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2017 and 2016

Audit Fees

        Ernst & Young LLP's fees associated with the annual audit of financial statements, the audit of internal control of financial reporting, the reviews of the Company's quarterly reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, issuance of consents and accounting consultations for the fiscal years ended March 31, 2017 and March 31, 2016 were $4.2 million and $3.7 million, respectively.

Audit-Related Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2017 and March 31, 2016 for assurance and related services that were reasonably related to the performance of the audits of our financial statements were $0.8 million and $0.1 million, respectively. For the fiscal year ended March 31, 2017 and March 31, 2016, respectively, these audit-related services were primarily related to due diligence services and defined benefit plan audits.

Tax Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2017 and March 31, 2016 for tax compliance, tax advice and tax planning were $0.2 million and $0.1 million, respectively. These services consisted primarily of the review of the Company's U.S. Federal income tax return Form 1120 and consultation regarding transfer pricing.

All Other Fees

        Ernst & Young LLP did not perform any material professional services other than those described above in the fiscal years ended March 31, 2017 and March 31, 2016.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approved the engagement of Ernst & Young LLP to render all of the audit and the permitted non-audit services described above. The Audit Committee has determined that Ernst & Young LLP's rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has delegated to its chair or, if he is unavailable, any other member of the Audit Committee, the right to pre-approve all audit services, between regularly scheduled meetings, subject to presentation to the full Audit Committee at its next meeting.

        The Board recommends that stockholders vote "FOR" the ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2018.

OTHER MATTERS

        The Board knows of no matter, other than as referred to in this proxy statement, that will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, or any of its adjournments, the person or persons voting the proxies will vote them with their judgment in those matters.

GOVERNANCE OF TRIUMPH

        Pursuant to the Delaware General Corporation Law and the By-Laws, our business is managed under the direction of our Board. Members of the Board are kept informed of our business through reports from and discussions with our President and Chief Executive Officer and other officers, through a yearly meeting with our executive officers and senior management from our operating locations, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without management participation. These sessions are presided over by our Chairman, who is one of our independent directors.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines which are posted on our website at www.triumphgroup.com and are available in print to any stockholder upon request.

Code of Business Conduct

        Our Board has adopted a Code of Business Conduct which applies to each of our employees, officers and directors, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Controller (principal accounting officer). The Code of Business Conduct is reviewed at least annually by the Governance Committee and amended as the Board deems appropriate upon the recommendation of the Governance Committee. A copy of the Code of Business Conduct is posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance" and is available in print to any stockholder upon request.

Anti-Hedging Policy

        We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company stock by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2017.

Board of Directors

        The Board currently consists of ten directors: Paul Bourgon, Daniel J. Crowley, John G. Drosdick, Ralph E. Eberhart, Richard C. Gozon, Dawne S. Hickton, Richard C. Ill, William L. Mansfield, Adam J. Palmer and Joseph M. Silvestri. Richard C. Gozon and Richard C. Ill are not standing for reelection.

Director Independence

        The Board has determined that Messrs. Bourgon, Drosdick, Eberhart and Gozon, Ms. Hickton, and Messrs. Mansfield, Palmer and Silvestri are all independent, as independence is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance."

Meetings and Committees of the Board of Directors

        The Board held seven meetings during our fiscal year ended March 31, 2017 and also acted by unanimous consent in writing. Each of our directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member during the fiscal year ended March 31, 2017. We encourage all of our directors to attend the Annual Meeting. For the Annual Meeting, we expect all of our directors standing for reelection will attend. Last year, all of the directors attended the annual meeting of stockholders.

        As a non-executive Chairman and an independent director, Gen. Eberhart chairs the meetings of the Board, generally attends meetings of the Board's committees (without a vote) and provides leadership of the independent directors. Our Chairman is elected annually by the Board upon a recommendation by the Governance Committee. Executive sessions of the independent directors are held at every Board meeting (which sessions are not attended by management except upon invitation by the Chairman). While the Board believes this leadership structure is appropriate, the Board may decide to change it in the future.

        The standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance Committee, the Finance Committee and the Executive Committee. All members of the Audit Committee, the Compensation Committee and the Governance Committee are independent, as independence for such committee members is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance."

        The Board has adopted a written charter for each of the standing committees, each of which is reviewed at least annually by the relevant committee. A copy of the charter of each standing Board committee is posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance" and is available in print to any stockholder upon request.

Audit Committee

        The Audit Committee, currently consisting of Messrs. Drosdick, Gozon, Ms. Hickton and Messrs. Mansfield (Chair) and Silvestri, met eight times during the last fiscal year. The Audit Committee assists the Board in its oversight of the integrity of our financial statements, the operations and effectiveness of our internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving all related person transactions in accordance with the Company's policy.

Compensation Committee

        The Compensation Committee, currently consisting of Messrs. Bourgon, Drosdick (Chair) and Gozon, Ms. Hickton and Mr. Palmer, met four times during the last fiscal year. The Compensation Committee periodically reviews and evaluates the compensation of our officers and other members of senior management, administers the incentive plans under which the executive officers receive their compensation, establishes guidelines for compensation of other personnel and oversees our management development and succession plans.

        The Compensation Committee determines the compensation of the Chief Executive Officer. The Compensation Committee also reviews and approves the compensation proposed by the Chief Executive Officer to be awarded to Triumph's other executive officers, as well as certain key senior officers of each of Triumph's operating companies and divisions. The Chief Executive Officer generally attends Compensation Committee meetings, but does not attend executive sessions or any discussion of his own compensation. The Compensation Committee also considers the results of the most recent stockholder advisory vote on executive compensation in determining executive compensation. The Compensation Committee may delegate any of its responsibilities to one or more subcommittees consisting solely of one or more members of the Compensation Committee as it may deem appropriate, provided, that the Compensation Committee does not delegate any power or authority required by law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

        As further described in the CD&A, for fiscal year 2017, the Compensation Committee engaged Semler Brossy, a compensation consultant, whose selection and fees or charges were recommended and approved by the Compensation Committee, to assist the Compensation Committee and the Chief Executive Officer in modifying the peer group, reviewing select officer pay recommendations, providing recommendations for fiscal year 2018's long-term incentive plan design, and assisting with the preparation of the CD&A included in this proxy statement. Semler Brossy did not recommend, and was not involved in determining, the amount of any named executive officer's compensation for fiscal year 2017 other than Mr. Crowley, the Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee is an officer or employee of us or any of our subsidiaries, nor were any of them an officer or employee of the Company or any of our subsidiaries during the fiscal year ended March 31, 2017. None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Governance Committee

        The Governance Committee, currently consisting of Messrs. Bourgon, Gozon (Chair), Ms. Hickton, Messrs. Mansfield and Silvestri, met four times during the last fiscal year. The Board has determined that, upon Mr. Gozon's retirement from the Board at the Annual Meeting, Ms. Hickton will be appointed Chair of the Governance Committee. The Governance Committee assists the Board in identifying individuals qualified to become Board members, recommending the nominees for directors, developing and recommending our Corporate Governance Guidelines and overseeing the evaluation of the Board and management. In addition to these responsibilities, the committee also advises the Board on non-employee director compensation matters. As further described in Proposal No. 4, during fiscal year 2017, the committee received input from the Compensation Committee's independent compensation consultant, Semler Brossy, in evaluating and structuring the non-employee director compensation program.

Finance Committee

        The Finance Committee, currently consisting of Messrs. Bourgon, Ill, Mansfield, Palmer (Chair) and Silvestri, met one time during the last fiscal year. The Finance Committee reviews our capital structure and policies, financial forecasts, operations and capital budgets, pension fund investments and employee savings plans and corporate insurance coverage, as well as other financial matters deemed appropriate by the Board.

Executive Committee

        The Executive Committee, currently consisting of Messrs. Crowley, Drosdick, Eberhart (Chair), Gozon, Mansfield and Palmer, exercises the powers and duties of our Board of Directors between Board meetings and while our Board is not in session. The Executive Committee has the authority to exercise all powers and authority of our Board, except for certain matters such as the review and approval or disapproval of related party transactions, matters which cannot be delegated by the Board of Directors to a committee of the Board pursuant to the Delaware General Corporation Law, the rules and regulations of the New York Stock Exchange, our Certificate of Incorporation or our By-Laws and matters that are reserved for another committee of the Board. The Executive Committee met one time during the last fiscal year.

Risk Oversight

        The Board of Directors is responsible for consideration and oversight of risks facing Triumph. Acting as a whole and through its standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. In addition to such ongoing supervision, the Board has followed a practice of annually assessing the Company's strategic risks and opportunities as part of an extended Board meeting. The Audit Committee performs a central oversight role with respect to financial and compliance risks, receives a report from our Vice President, Internal Audit, on the Company's enterprise risk management assessment at each regular meeting, and meets independently, outside the presence and without the participation of senior management, with our Vice President, Internal Audit and our independent accountants in conjunction with each regularly scheduled Board meeting. The Compensation Committee considers the risks of the Company's compensation programs in connection with the design of our compensation programs for senior corporate and company management. Semler Brossy did not participate in the 2017 compensation program risk review. In addition, the Finance Committee is responsible for assessing risks related to our capital structure, significant financial exposures, our risk management and major insurance programs and regularly assesses financial risks associated with such exposures and programs.

Director Nominations

        As previously discussed, the Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends the director nominees for the next annual meeting of stockholders. The Governance Committee will consider nominees for director recommended by stockholders in accordance with the following procedures. As a stockholder, you may recommend any person as a nominee for director for consideration by our Governance Committee by submitting the name(s), completed and signed questionnaire(s) and written representation and agreement(s), supplemented and updated if necessary, for each named person in writing to John B. Wright, II, Secretary, Triumph Group, Inc., 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Recommendations should be received by no earlier than March 22, 2018 and no later than April 23, 2018 for the 2018 annual meeting of stockholders and, as further described in the By-Laws, should be accompanied by:

  •
  the name and address of the nominating stockholder;

  •
  the class or series and number of shares of the Company beneficially held by the nominating stockholder;

  •
  the stock ownership interests, and any agreements or arrangements with respect to such ownership interests, of the Company beneficially held by the nominating stockholder, including the information required by Article II, Section 14(C)(1)(a)(ii) of the By-Laws of the Company;

  •
  information regarding each nominee that would be required to be included in a proxy statement;

  •
  a description of any arrangements or understandings between and among the stockholder and each nominee during the past three years; and

  •
  the written consent of each nominee to serve as a director, if elected, and to be named in the proxy statement as a nominee.

        As set forth in our Corporate Governance Guidelines and the Governance Committee charter, the Governance Committee has not established any specific minimum eligibility requirements for nominees, other than personal and professional integrity, dedication, commitment and, with respect to a majority of the Board, independence, or identified any specific qualities or skills necessary for directors to possess. However, when assessing a candidate's qualifications, the committee considers the candidate's experience, diversity, expertise, education, insight, judgment, skills, character, conflicts of interest and background. Within the limitations of the maximum number of the Board members deemed to be effective for the management of the Company, the committee seeks to ensure diversity among all of these criteria to provide the Board with the greatest practicable breadth of input. The committee seeks to implement these principles through consideration, on at least an annual basis, of the Board's composition and discussion with the Board of any identified criteria that the committee believes should be sought in considering candidates for membership. A consideration of the adequacy of the Board's composition is formally included in the Board's annual self-evaluation, and the adequacy of the process for identifying and recommending Board candidates is examined as part of the annual self-evaluation of the Governance Committee. The committee does not have any specific process for identifying and evaluating nominees. The committee considers candidates proposed by directors, executive officers and stockholders, as well as those identified by third party search firms.

Communications with Directors

        The Board of Directors provides a process for stockholders and interested parties to send communications to the Board. Stockholders and interested parties may communicate with any of our directors, any committee chair, the non-employee directors as a group or the entire Board of Directors by writing to the director, committee chair, non-employee directors or the Board in care of Triumph Group, Inc., Attention: Secretary, 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Communications received by the Secretary for any director or group of directors are forwarded directly to the director or group of directors. If the communication is addressed to the Chairman, the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate committee chair, all non-employee directors or all directors.

Director Compensation

        During fiscal year 2017, the Board of Directors approved recommendations of the Governance Committee to amend the non-employee director compensation program. The non-employee director compensation was evaluated in the context of the Board's overall assessment of management and director compensation in connection with the corporate organizational changes implemented during fiscal year 2017. The following chart summarizes the changes made during fiscal year 2017 to the non-employee director compensation and the reasons for those changes:

Pay Principle	Changes made

Encourage meaningful ownership of our common stock by non-employee directors	• change the annual equity compensation to restricted stock units with one-year cliff vesting, to be awarded at the time of the annual meeting of stockholders

•

provide a mechanism, through the deferred compensation plan, for non-employee directors to defer payment of the restricted stock units and all or a portion of annual cash compensation into deferred stock accounts, to provide for payment at or after retirement from the Board

• for any deferred equity compensation, provide for the accrual of dividend equivalents from the vesting date to the payment date to enhance the stock deferral alternative

•

increase the stock ownership guidelines to five times the annual cash retainer fees and add a requirement for each non-employee director to retain at least 50% of the after-tax value of vested equity awards until retirement or other departure from the Board

• allow for flexibility of individual choice in the timing and receipt of payment of compensation, aligned with increased stock ownership guidelines for directors

Provide market competitive pay to attract and retain key director talent	• increase the annual cash retainer fees and Board Chair and committee Chair fees
• increase the fair market value of the annual equity awards
• utilize the same peer group as used for executive compensation, and position overall non-employee director compensation in line with the median of that peer group
• establish maximum limits on annual and discretionary equity grants
• balance the need for a competitive pay program with evolving practices regarding director pay mix and structure
• eliminate sign-on awards

        The new non-employee director compensation program is:

Annual Retainer for each Non-employee Board Member(1)	Additional Retainer for Committee Chairs		Additional Retainer for Non-executive Chairman of the Board	Meeting Fees	Telephonic Meeting Fees	Annual Equity Award(1)
$85,000	Audit	$15,000	$100,000	N/A	N/A	Restricted stock units with a grant date value of approximately $140,000
	Compensation	$10,000
	Nominating and Corporate Governance	$7,500
	Finance	$5,000
	Other	$5,000

(1)
Each non-employee director may defer all or a portion of his or her annual retainer fees and annual equity award pursuant to the Deferred Compensation Plan.

        The following table summarizes compensation we paid to non-employee directors for their service during fiscal year 2017 under this revised non-employee director compensation program.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total ($)
Paul Bourgon	85,000	—	—	85,000
John G. Drosdick	95,000	—	—	95,000
Ralph E. Eberhart	185,000	—	—	185,000
Richard C. Gozon (4)	92,500	—	—	92,500
Dawne S. Hickton	85,000	—	—	85,000
Richard C. Ill(4)	85,000	—	—	85,000
William L. Mansfield	100,000	—	—	100,000
Adam J. Palmer	90,000	—	—	90,000
Joseph M. Silvestri	85,000	—	—	85,000
George Simpson(5)	—	—	—	—

(1)
Prior to the changes to the Company's non-employee director compensation program described above, non-employee directors received the following compensation: (a) an annual cash retainer of $60,000 for service as a Board member; (b) additional annual cash compensation for committee Chair responsibilities and service as lead independent director (Chairs of Board committees other than the Audit Committee and the Compensation Committee received an additional $3,000 per year, the Chair of the Audit Committee received an additional $5,000 per year, the Chair of the Compensation Committee received an additional $4,000 per year, and the non-executive Chairman received an additional cash retainer of $65,000); and (c) annual deferred stock units with a grant date value of approximately $70,000, a three-year vesting period and payment generally on January 1 of the year following the year in which the non-employee director terminates service as a director of the Company. Mr. Crowley does not receive additional compensation for service on the Board.

(2)
In November 2016, non-employee directors were awarded an aggregate of 45,315 restricted stock units under the 2016 Directors' Plan, as described under Proposal No. 4. The 2016 Directors' Plan is subject to stockholder approval at the Annual Meeting. As such, for accounting purposes only, the grant date of the restricted stock unit awards will be the date of stockholder approval of the 2016 Directors' Plan, if such approval is obtained. Therefore, the grant date fair value of the restricted stock units may not be determined at this time in accordance with Accounting Standards

  Codification 718. If stockholders do not approve the 2016 Directors' Plan, the restricted stock units will be void. If stockholders approve the 2016 Directors' Plan, the grant date fair value of the restricted stock units will be disclosed by the Company in a Current Report on Form 8-K.

(3)
No stock options have been awarded to non-employee directors since April 2005.

(4)
Messrs. Gozon and Ill are not standing for reelection at the Annual Meeting.

(5)
Mr. Simpson retired from the Board in July 2016.

Director Stock Ownership Guidelines

        In November 2016, the Board of Directors amended the stock ownership guidelines, originally adopted in July 2007, for non-employee directors. Non-employee directors are expected to hold shares of Triumph common stock, including shares covered by deferred stock units granted under Triumph's Directors' Equity Incentive Plan, with a value equal to five times the amount of the annual cash retainer paid to non-employee directors. Non-employee directors are required to achieve the guideline within five years of joining the Board. In addition, all non-employee directors must hold 50% of vested shares, on an after-tax basis, until the stock ownership guidelines have been achieved. All of the non-employee directors are in compliance with the stock ownership guidelines.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of five independent directors and operates under a written charter adopted by the Board and reviewed annually by the committee and the Board. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate. In addition, the Board has determined that each of Mr. Gozon, Ms. Hickton and Mr. Mansfield is an "audit committee financial expert" as defined under the rules of the SEC and that each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange.

        Management is responsible for Triumph's internal control and the financial reporting process, including the presentation and integrity of our financial statements. Triumph's independent registered public accounting firm is responsible for, among other things, performing an independent audit of Triumph's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon. Triumph's independent registered public accounting firm is responsible for auditing the effectiveness of Triumph's internal control over financial reporting and management's assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also selects and approves the compensation of our independent registered public accounting firm.

        In fiscal year 2017, the Audit Committee met and held private discussions with management, the independent registered public accounting firm and Triumph's internal auditors. In addition, the members of the Audit Committee reviewed (independently or collectively) Triumph's financial statements before such statements were filed with the SEC in Triumph's quarterly reports on Form 10-Q and annual report on Form 10-K and all press releases containing earnings reports. Management represented to the Audit Committee that Triumph's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB standards.

        The Audit Committee has received the written disclosures and the letter from the Company's independent auditor required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor. Based on these discussions and disclosures, the Audit Committee concluded that Ernst & Young LLP is independent from Triumph and its management.

        Based on the Audit Committee's discussion with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in Triumph's Annual Report on Form 10-K for the year ended March 31, 2017, filed with the SEC.

Audit Committee
William L. Mansfield (Chair) John G. Drosdick Richard C. Gozon Dawne S. Hickton Joseph M. Silvestri

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

        Our policy for the Review, Approval or Ratification of Transactions with Related Persons, which is in writing, requires approval or ratification by our Board of Directors or a committee delegated by the Board for any transaction in which the amount involved exceeds $120,000, Triumph or one of its subsidiaries is a participant and any "related person" (as such term is defined in Item 404 of Regulation S-K of the Securities Act) has a direct or indirect material interest (the "Policy"). The Policy and Triumph's Code of Business Conduct establish procedures for reporting of potential related person transactions under the Policy and potential conflicts of interest. Triumph's legal department determines whether reported transactions constitute a related person transaction requiring pre-approval.

        The Policy provides that the Board may delegate review and approval of a related person transaction to the Audit Committee (or another standing or ad hoc committee). In addition, if it is impractical to wait until the next Board or committee meeting to obtain approval of a related person transaction, the chair of the Audit Committee may approve the transaction, provided that the chair reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, that Board member may not participate in the review of such transaction. In approving or ratifying any transaction, the Board or the Audit Committee must determine that the transaction is fair and reasonable to the Company.

        If Triumph becomes aware of a related person transaction that was not pre-approved under the Policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

Related Person Transactions

        Triumph is not aware of any transaction during fiscal year 2017, or any currently proposed transaction, in which Triumph or one of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        This CD&A provides detailed information about the compensation program for the Company's current named executive officers (the "NEOs"). For our fiscal year 2017, which ended March 31, 2017, our NEOs are:

Named Executive Officer	Title
Daniel J. Crowley	President and Chief Executive Officer
James F. McCabe(1)	Senior Vice President and Chief Financial Officer
Jeffrey L. McRae(1)	Former Senior Vice President and Chief Financial Officer
Thomas E. Powers(2)	Former Interim Chief Financial Officer, Vice President of Financial Planning and Analysis
John B. Wright, II	Senior Vice President, General Counsel and Secretary
Richard B. Lovely	Senior Vice President, Human Resources
MaryLou B. Thomas	Executive Vice President, Aerospace Structures

(1)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016. On August 8, 2016, Mr. McCabe joined our Company as Senior Vice President and Chief Financial Officer.

(2)
Mr. Powers served as the Company's Interim Chief Financial Officer from June 1, 2016 until August 8, 2016, when Mr. McCabe joined the Company as Senior Vice President and Chief Financial Officer. This CD&A provides information regarding Mr. Powers' fiscal year 2017 compensation but does not discuss his compensation specifically, as he did not serve in a named executive officer position for the entire fiscal year.

        For purposes of the CD&A, the term "Committee" refers to the Compensation Committee of the Board.

Executive Summary

Company and Performance Overview

Implementation of Transformation Plan

        Fiscal year 2017 was a year of change for Triumph. Triumph implemented its transformation plan, with a focus on restructuring and streamlining the organization into four business units, placing more emphasis on key markets and customers, gaining economies of scale, strengthening management talent, and providing aligned segment financial reporting. This plan resulted in the following actions:

Transformation Plan Action	Details

Consolidated businesses into four business units

•

We consolidated from six business units to four (Integrated Systems, Aerospace Structures, Precision Components, and Product Support) to better support our go-to-market strategies. In conjunction with this transition and to better align financial disclosure with how the Company manages its operations, Triumph changed its financial segment reporting from three reporting segments to four.

• Our consolidation activities helped reduce our manufacturing footprint and improve facilities utilization globally while eliminating overlapping capacity and customer interfaces.

Reduced the number of operating companies

•

We reduced our operating companies from 47 to 20 in an effort to eliminate redundancies, better align talent, enhance supply chain economies, and drive value through a consolidated functional support structure.

Consolidated five facilities

•

We consolidated five facilities to reduce support costs and decrease our facility footprint by approximately 400,000 square feet, with additional consolidations planned for fiscal year 2018. These closures also resulted in a reduction in headcount, which aligns with our transformation strategy.

Launched Triumph Operating System ("TOS")

•

We initiated the development and implementation of a business management system that emphasizes lean operations through standard, repeatable practices. We trained and deployed over 165 Triumph Change Agents in lean principles and conducted over 325 improvement events.

•

We also developed an operational excellence plan that includes Continuous Improvement roadmaps for specific facilities. The roadmaps are designed to instill a culture of continuous improvement and achieve cost improvement targets by controlling inventory and enhancing schedule and quality performance.

Divested non-core businesses	• We completed the sale of two businesses determined to be non-core. These divestitures were intended to reduce debt, enable reinvestment of resources, and position Triumph for long-term success.

Leadership Changes

        On the leadership front, we strengthened the executive team with the hiring of a new Chief Financial Officer, a new Senior Vice President, Human Resources, and the internal promotions of four seasoned leaders to serve as Executive Vice Presidents of each of our realigned business units, one of whom was an NEO in fiscal year 2017.

Change in NEOs	Details

New Chief Financial Officer—James McCabe

•

James McCabe joined Triumph on August 8, 2016 following Jeffrey McRae's resignation effective May 31, 2016. Mr. McCabe most recently served as Senior Vice President and Chief Financial Officer of Steel Partners Holdings LP. Prior to Steel Partners, Mr. McCabe served as Vice President, Finance and Treasurer of American Water Works Company, Inc.'s Northeast Region, and President and Chief Financial Officer of Teleflex Aerospace.

New Senior Vice President, Human Resources—Richard Lovely

•

Richard Lovely joined Triumph as Senior Vice President, Human Resources in April 2016. Most recently, he served as SVP, Human Resources for Houghton International. Prior to joining Houghton, Mr. Lovely was Executive Vice President of Human Resources for Rohm and Haas Company. Prior responsibilities include VP, Human Resources for the $12 billion Fire & Security division of Tyco International where he helped managed the transformation to a more centralized operating and governance model after the change in leadership at Tyco. Mr. Lovely has also worked in financial services with First USA (now part of JPMorgan Chase) and in consumer products with PepsiCo and automotive at Ford Motor Company.

Promotion to Business Unit Leader—MaryLou Thomas

•

MaryLou Thomas was promoted to Executive Vice President in her appointment to lead the Aerospace Structures business unit. She previously led Triumph's Composites, Structures, and Interiors business area with operations in the United States, Mexico, Thailand, and the U.K. Ms. Thomas has been part of Triumph leadership for over 12 years.

Financial Performance Highlights

        Financially, fiscal year 2017 was a challenging but productive year. Our sales declined from fiscal year 2016 by 9.1%. However, net income improved from a loss of $(1,048) million to a loss of $(43) million, and free cash flow increased by over 8,000%, as shown below. Our adjusted earnings per diluted share of $6.54 exceeded both our original guidance and our revised guidance. See Appendix B for the reconciliation of adjusted earnings per share to the generally accepted accounting principles

("GAAP") financial measure. For a detailed description of our operating results for fiscal year 2017, including the factors contributing to such results, see our Annual Report on Form 10-K for the year ended March 31, 2017, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in such report.

Net Sales (in billions)	Net Income (Loss) (in millions)

Free Cash Flow (in millions)	Earnings Per Diluted Share

        Despite improvements in our net income and free cash flow from fiscal year 2016, Triumph saw a 16.1% decrease in Total Stockholder Return ("TSR") in fiscal year 2017.

Business Highlights

        Other highlights of fiscal year 2017 include:

Business Highlight	Details

Improved margins for our business units	• We saw improved margins year-over-year in our Product Support business unit. Excluding goodwill impairment, Aerospace Structures also saw improved margins year-over-year.

Continued improvement in cash use	• We delivered three consecutive quarters of improved cash flow.

Exceeded our cost savings goal	• We exceeded our fiscal year 2017 goal of $44 million by $25 million and are now almost 25% of the way toward our three-year goal of $300 million in cost savings.

Reduced our long-term debt	• We reduced our long-term debt by over $339 million in fiscal year 2017 as a result of divestitures, customer advances, and tighter cash management.

Achieved milestone deliveries with the U.S. military	• We realized a milestone delivery in support of the U.S. Air Force Maintenance Program with our 100th shipment of the KC-10 aerial refueling boom in September 2016.
• We also successfully completed a milestone for the U.S. Navy's Triton unmanned aircraft system in October 2016.

Increased the number of competitive wins

•

In October 2016, we received a $300 million delivery order from Gulfstream that is expected to extend through calendar year 2018, and secured two contracts valued at $48 million for a nuclear replacement program.

• In January 2017, we signed a new agreement with Textron Aviation to supply parts for the new Cessna Citation Longitude super-midsize aircraft and finalized a $52 million agreement with Rolls Royce.
• In March 2017, we secured a contract with Korea Aerospace Industries to provide for the new KF-X fighter aircraft.
• In April 2017, we joined forces with VAS Aero Services to provide airline operators with PW4168 nacelles for the A330.
• All of these wins, worth approximately $1.2 billion over fiscal year 2017, will contribute to sales growth, which is key to our long-term strategy.

Negotiated contract improvements and settlements	• We successfully negotiated contract improvements and settlements with several of our customers, particularly Boeing, Northrop, and Gulfstream.
• These efforts resulted in improvements in pricing and delivery schedule of certain programs.

Expanded our partnership with Boeing

•

We signed a new memorandum of agreement ("MOA") with Boeing, our largest customer. This MOA supports our participation in Boeing's growth platforms within its commercial aircraft, defense programs, and global services market.

• This expanded partnership reflects our strengthening of original equipment manufacturer relationships.

Recovered red and yellow programs to green	• In fiscal year 2017, we have recovered dozens of red and yellow programs to green including Boeing 767 Landing Gear.

        As a result of these successes, Triumph came out of fiscal year 2017 stronger and better positioned for fiscal year 2018.

Executive Compensation Overview

CEO Compensation

        At the end of calendar year 2015, the Board appointed Daniel J. Crowley as President and Chief Executive Officer ("CEO") and as a member of the Board of Directors, effective January 4, 2016. Fiscal year 2017 was Mr. Crowley's first full fiscal year at Triumph.

        On April 1, 2016, the Company entered into an employment agreement with Mr. Crowley. His compensation package in his employment agreement consists of the following:

Pay Component	Details

Base Salary	$900,000

Annual Bonus	Target: 100% of base salary Maximum: 200% of base salary

Annual Long-Term Incentive ("LTI") Award	Target: 250% of base salary Maximum: 500% of base salary

Total Compensation	Target: $4.050 million Maximum: $6.525 million

        In addition to his annual, ongoing compensation, Mr. Crowley received two sign-on awards. Each award has a performance-based component (highlighted in gray fill below):

Sign-On Award	Equity Vehicle	Vesting	Intended Purpose

Inducement Award	• 150,000 stock options	• Four equal annual installments over four years	Provide an immediate stake in the Company and focus Mr. Crowley on restoring stockholder value creation

	• 50,000 time-based restricted shares	• Four equal annual installments over four years

	• 50,000 performance-based restricted shares	• Three equal installments on the 2nd, 3rd, and 4th anniversaries of January 4, 2016, Mr. Crowley's start date (see performance criteria below)

"Make-Whole" Award	• 39,567 time-based restricted shares	• Three equal annual installments on the 5th, 6th, and 7th anniversaries of January 4, 2016	Make Mr. Crowley whole for the loss of his supplemental executive retirement plan benefits with his former employer

	• 39,567 performance-based restricted shares	• Three equal annual installments on the 5th, 6th, and 7th anniversaries of January 4, 2016 (see performance criteria below)

        A Compound Annual TSR Growth Rate equaling or exceeding 10% is required for performance-based restricted shares underlying each inducement award to be earned. The number of shares underlying each "make-whole" award segment that becomes earned will be based on the level of the Compound Annual TSR Growth Rate for such "make-whole" vesting period, calculated in accordance with the following table. If the Compound Annual TSR Growth Rate equals a percentage in

Column A, the percentage of shares that are earned will equal the corresponding amount in Column B. If the Compound Annual TSR Growth Rate falls between 11% and 14% but does not equal a percentage set forth in Column A, the percentage of shares that are earned will be determined by linear interpolation between the two corresponding amounts in Column B.

Column A Compound Annual TSR Growth Rate During Make-Whole Vesting Period	Column B Percentage of Shares Underlying Make-Whole Segment Earned

Below 11%	0
11%	25%
12%	50%
13%	75%
14%	100%
Above 14%	100%

Compensation Program Changes in Fiscal Year 2017

        In fiscal year 2016, the Committee engaged Semler Brossy to conduct a review to identify potential program changes that would align with the Company's transformation priorities and stockholder value creation. The assessment focused primarily on understanding the needs of the different stockholders (e.g., employees, Board of Directors, investors) and the interplay between the evolving business priorities and pay design.

        The findings from this study indicated that an increase in compensation levels was warranted to ensure compelling offers to the executives the Company needs to attract from outside, and retain from within, to support its turnaround efforts. As part of the turnaround, certain key leadership individuals saw an increase in their scope of role and responsibilities. Likewise, steps needed to be taken to address gaps in market positioning versus market median for the highest priority roles and the individuals whose retention is essential to the implementation of the transformation plan. The review also identified several potential areas for change within our current compensation programs and practices to better drive alignment with stockholders value creation and focus management on key strategic objectives. Based on these findings and through discussions between the Committee, management, and Semler Brossy, the Committee voted to make several changes to the fiscal year 2017 compensation program structure.

        The changes to fiscal year 2017's compensation program structure are outlined in the table below.

Changed from...	Changed to...

• Annual cash bonus based 70% on earnings per share ("EPS") and 30% on free cash flow	• Annual cash bonus based 60% on operating income, 30% on free cash flow, and 10% on strategic measures focused on customer priorities and transformation objectives

•

Two long-term incentive programs, one for key corporate executives and one for company presidents and other identified key personnel within the broader management group, with one vehicle (performance-based restricted stock)

• One long-term incentive program with two vehicles (performance-based restricted stock units and time-based restricted stock units)

• Long-term incentives based solely on one-year adjusted return on net assets ("RONA") performance	• Long-term incentives based equally on three-year cumulative EPS performance and three-year cumulative adjusted RONA performance

• Long-term incentives divided into 30% cash award and 70% stock award	• Long-term incentives paid out 100% as stock award

        The Committee incorporated a strategic component in the annual cash bonus plan to achieve greater consistency in implementing strategic measures throughout the Company. The decisions to replace EPS with operating income in the annual cash bonus plan and add EPS to the long-term incentive program were intended to focus management on key outcomes that are integral to the Company's success, while aligning annual operating results with the annual cash bonus plan and EPS with the three-year performance period of the long-term incentive plan awards.

        The Committee made material changes to the long-term incentive program, which were intended to align with market practice (e.g., moving from one year to three year performance periods), or help those in key roles achieve meaningful equity positions in the Company (e.g., paying out entirely in stock awards).

Other Fiscal Year 2017 Compensation Highlights

Compensation Highlight	Details

Say-on-Pay Advisory Vote

•

The vote was approved by 98% of votes present at the July 2016 annual stockholder meeting. Based on this support, the Committee made no further changes to the general structure and philosophy behind our executive compensation program for fiscal year 2017 (other than the changes described above), but continues to evaluate our pay programs and practices to ensure that they are both market competitive and equitable.

Annual Cash Bonus Payout

•

Corporate NEOs: We achieved $342 million in non-GAAP operating income and $84 million free cash flow, as adjusted. Strategic goals were achieved at 100% of target, resulting in a 109% annual cash bonus payout potential. The Committee exercised negative discretion with respect to corporate results resulting in a 75% annual cash bonus payout for corporate NEOs. See Appendix B for a reconciliation of GAAP to non-GAAP results and a description of adjustments made to performance metrics.

•

Business Unit NEOs: Ms. Thomas' business unit, Aerospace Structures, achieved $159 million in operating income and no free cash flow compared to an operating income target of $138 million and free cash flow target of $(116) million. Ms. Thomas achieved her strategic goals at 100% of target. The use of negative discretion for the corporate results component, resulted in a 119% annual cash bonus payout.

LTI Awards

•

There were no payouts for the performance-based restricted stock units ("PSUs") made in fiscal year 2017, which represent 70% of LTI awards made for fiscal year 2017, because they are now based on three-year performance periods instead of a one-year performance period. The first payout of PSUs under the newly designed long-term incentive plan will be in fiscal year 2020. Service-based restricted stock units ("RSUs") vest ratably over three years.

Historical Pay and Performance Alignment

        The compensation of our CEO versus Company performance, as measured by TSR, EPS and adjusted RONA, has historically been aligned. Adjusted RONA is a performance measure based on return on net assets, adjusted for certain items that, upon consideration, the Committee believed to be inapplicable when compared to the incentive plan objectives ("adjusted RONA"). See Appendix B for a calculation of adjusted RONA. The chart below shows cumulative TSR, EPS, and adjusted RONA performance for the five-year period ended March 31, 2017 (as indexed to the beginning of the five-year period) compared with Jeffry Frisby's total direct compensation ("TDC") for fiscal year 2013 through fiscal year 2015, Richard Ill's TDC for fiscal year 2016, and Daniel Crowley's TDC for fiscal year 2017.

CEO TDC(1) vs. TSR and Incentive Performance Measures

(1)
Total direct compensation includes: salary, actual cash incentive award, and actual annual equity awards (as granted in April of the following year for respective year's performance), as derived from the Summary Compensation Table ("SCT"). The TDC shown excludes any changes in pension value and non-qualified deferred compensation earnings, and all other compensation in the SCT.

(2)
Jeffry Frisby served as President and CEO of the Company from July 2012 to April 2015.

(3)
Richard Ill served as President and CEO of the Company from April 2015 to January 2016.

The Process for Setting Compensation

Objectives of Executive Compensation Program

        Our executive compensation program is intended to achieve several business objectives:

  •
  to help us recruit and retain executives with the talent required to successfully manage our business;

  •
  to motivate our executives to achieve our business objectives through programs that are highly performance-based;

  •
  to instill in our executives a long-term commitment to Triumph's success by providing elements of compensation that align their interests with those of our stockholders over multiple years;

  •
  to provide compensation that recognizes individual contributions as well as overall business results; and

  •
  to avoid or minimize the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders.

Determining Executive Compensation: Process and Roles

        The following parties are responsible for the development and oversight of our executive compensation program for our NEOs:

Compensation Committee

        The Committee operates under a written charter approved by the Board and reviewed by the Committee annually. The charter provides that the Committee is accountable for: evaluating and approving executive compensation plans, policies and programs; considering matters relating to management evaluation, development and succession; and recommending individuals for appointment as officers. In fiscal year 2017, the Committee reassessed and expanded the annual calendar of topics to be covered at its regularly scheduled Committee meetings.

        In structuring each element of compensation and the executive compensation package as a whole, the Committee strives to create incentives for management to act in accordance with the interests of our stockholders to drive long-term growth in the Company's equity value. The Committee also considers the risk that executive compensation may inadvertently influence management to make decisions that are not in the interests of the stockholders. In addition, in determining actual payouts based on the achievement of the pre-established performance metrics, the Committee assesses whether the proposed payments achieved the desired objectives or indicated that any aspect of the compensation program was incentivizing inappropriate results.

        For fiscal year 2017, the Committee determined CEO compensation; and the CEO developed executive compensation recommendations for the other NEOs. The Committee then considered and approved compensation for the CEO and the other NEOs, taking into consideration the compensation factors described in this CD&A.

Independent Compensation Consultant to the Committee

        The Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. The Committee has sought the advice of compensation consultants in the past to assist in developing appropriate incentives and in minimizing the risk that incentives will encourage inappropriate executive decisions and actions. In fiscal year 2017, the Committee approved the retention of Semler Brossy.

        During fiscal year 2017, Semler Brossy (1) reviewed the peer group to better align the size and business fit of the companies we use as a comparison; (2) analyzed the competitive levels of each element of compensation and total compensation for the NEOs relative to our peer group and industry trends; and (3) assisted in the preparation of this CD&A.

        The Committee has analyzed whether the work of Semler Brossy has raised any conflict of interest and has concluded that its work, including the individuals employed by Semler Brossy who provide consulting services to the Committee, has not created any conflict of interest. The Committee also considered and confirmed the independence of legal advisors it retained during fiscal year 2017.

Management

        Management supports the Committee by making recommendations and providing analyses with respect to competitive pay practices and pay ranges, compensation and benefit plans, incentive goal setting, policies and procedures related to equity awards, perquisites, and general compensation and benefits philosophy. Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda. Management does not recommend, determine, or participate in Committee discussions related to their individual compensation arrangements. The CEO develops executive compensation recommendations for the other NEOs. These recommendations are based on analysis and guidance provided by the compensation consultant on behalf of the Committee and the CEO's assessment of individual specific factors.

Use of Market Data and Competitive Market Positioning

Competitive Assessment

        The Committee reviews the Company's performance and authorizes the salaries, incentive opportunities, and equity grants for the NEOs annually. As context for these decisions, the Committee reviews compensation practices and pay levels for a peer group of comparable companies as well as competitive survey data.

The Comparator Peer Group

        In fiscal year 2015, we adopted a group of comparable peers. In deciding whether a company should be included in the peer group, the Committee considers the following screening criteria:

  •
  Industry (Aerospace & Defense and adjacent industries in which Triumph may compete for either talent, economic capital or potential customers);

  •
  Comparability in size (as defined through revenue, market capitalization, and assets);

  •
  General business fit; and

  •
  Business complexity and scope of operations.

        The peer group used to determine fiscal year 2017 pay levels include the following 23 companies:

Fiscal Year 2017 Peer Group

AAR Corp.	Hexcel Corp.	Roper Industries, Inc.
AMETEK, Inc.	Kaman Corp.	Spirit AeroSystems Holdings, Inc.
Applied Industrial Technologies, Inc.	L-3 Communications Holdings	Teledyne Technologies, Inc.
Barnes Group, Inc.	Moog, Inc.	Textron Inc.
BE Aerospace, Inc.	Orbital ATK, Inc.	TransDigm Group, Inc.
Crane Co.	Oshkosh Corp.	Valmont Industries, Inc.
Curtiss-Wright Corp.	Precision Castparts Corp.	Woodward, Inc.
Esterline Technologies Corp.	Rockwell Collins, Inc.

        In fiscal year 2017, the Committee reviewed the peer group that will be used for fiscal year 2018 decisions and modified the peer group based on recommendations by Semler Brossy and input from management. Given the decline in Triumph's stock price in fiscal year 2017, Triumph's market capitalization is at the lower end of its peers. As a result, market capitalization was not used as a primary screening criteria in determining the peer group for fiscal year 2018. In terms of revenue and assets, Triumph is larger than the peer median. However, there were no other larger companies that fit our criteria—companies were either significantly larger than Triumph's size or did not have a good business fit.

        The Committee made the following changes to the peer group that will be used in fiscal year 2018, resulting in a 17-company peer group:

  •
  Added Aerojet Rocketdyne Holdings; and

  •
  Removed Applied Industrial Technologies, Barnes Group, Hexcel Corp., Oshkosh Corp., Precision Castparts Corp., Roper Technologies, and Textron Inc.

        Aerojet Rocketdyne Holdings was added based on comparability in terms of industry, size, and business fit. Companies were removed from the peer group if they did not meet the revenue and assets criteria, lacked business fit, or were no longer publicly traded.

General Industry Survey Data

        To supplement the peer group data, we also used the Willis Towers Watson General Industry Executive Compensation Survey Report as a secondary reference to ensure that the Company's compensation practices reflect broader industry practices and to match positions not available through the peer proxy review analysis. We reviewed specific parts of the database that provided compensation from companies with comparable size and scope to Triumph.

Executive Compensation Program Details

Best Practices in Executive Compensation Governance

        The following practices and policies ensure sound corporate governance practices and alignment of interests between stockholders and executives.

What We Do

✓	Pay for performance—For fiscal year 2017, a significant percentage of the TDC package was pay at-risk that is connected to performance (78% of TDC for CEO and 68% on average for other NEOs)
✓	Establish sound performance goals—Performance goals for incentive plans are carefully developed and calibrated through a rigorous process that involves the Board
✓
Maintain stock ownership guidelines—We enhanced the expectations for stock ownership to further align executives' interests with those of our stockholders (fiscal year 2017 guidelines were 6x base salary for the CEO and 1x-3x base salary for the other executive officers)
✓	Use double-trigger vesting provisions—For equity awards, vesting connected with a change in control requires qualifying termination of employment ("double-trigger" provision)
✓	Designate a non-executive Chairman—Establish effective independent Board leadership and oversight of management
✓
Engage an independent compensation consultant—The Committee engages an independent consultant to advise on executive compensation program and practices. Other than providing non-employee director compensation advice to the Governance Committee, the consultant does not provide any other services to the Company

What We Don't Do

x	No stock option grants with an exercise price less than the fair market value on the date of grant
x	No new executives have excise tax gross ups on a change in control termination

x	No repricing or exchanging of stock options or other equity awards without stockholder approval
x	No hedging of Company securities by directors or executive officers and pledging is restricted
x	No excessive perquisites

Current Program Overview

        Our compensation strategy is to place a major portion of total executive compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. This principle is demonstrated by our performance-oriented annual incentive plan and our long-term incentive structure, which is 70% performance-based. We use more performance-based equity as part of our long-term incentive mix compared to our peers and this mix of equity vehicles applies to all corporate executives, not just our NEOs. The components of our current executive compensation program are:

        Each of these components is described separately below.

        In making decisions about compensation, the Committee closely reviews each separate component, as well as the full compensation package provided to each executive officer, including the NEOs.

Pay Mix

        The actual annual bonus payout and long-term performance grants vary year-to-year with the Company's performance. At target, the Committee intends for a large portion of our executives' compensation to be performance-based and specifically, equity-based, to help align the interests of our executives with those of our stockholders.

        The figures below represent fiscal year 2017 pay mix and include: (1) 2017 base salary, (2) 2017 target annual incentives, and (3) 2017 target long-term incentives.

FY17 Compensation Mix at Target—CEO	FY17 Compensation on Mix at Target—Average Other NEOs

Changes in Pay Levels

        As previously discussed, Semler Brossy's study found that there were gaps in market positioning versus market median, particularly for individuals in more senior level positions. In order to ensure retention, the Committee approved increases to pay levels throughout the organization with the objective of moving closer to market median pay levels. Base salary increases were also approved for individuals who were promoted.

        The following table shows the Committee's determinations regarding our NEO's fiscal year 2017 compensation as compared to their fiscal year 2016 compensation.

Named Executive Officer	Fiscal Year	Base Salary	Target Bonus	Target LTI	Target Total Pay
Daniel J. Crowley	2017	$900,000	$900,000	$2,250,000	$4,050,000
	2016	$900,000	$900,000	$2,250,000	$4,050,000
James F. McCabe(1)	2017	$465,000	$465,000	$581,250	$1,511,250
	2016	—	—	—	—
Jeffrey L. McRae(1)	2017	—	—	—	—
	2016	$425,000	$255,000	$340,000	$1,020,000
Thomas E. Powers(2)	2017	$235,000	$141,000	$264,375	$640,375
	2016	—	—	—	—
John B. Wright, II	2017	$400,000	$400,000	$400,000	$1,200,000
	2016	$375,000	$187,500	$225,000	$787,500
Richard R. Lovely(2)	2017	$375,000	$375,000	$375,000	$1,125,000
	2016	—	—	—	—
MaryLou B. Thomas(2)	2017	$350,000	$350,000	$350,000	$1,050,000
	2016	—	—	—	—

(1)
Mr. McRae resigned as Senior Vice President and Chief Executive Officer effective May 31, 2016. Mr. Powers served as interim Chief Financial Officer from June 1, 2016 to August 8, 2016. Mr. McCabe assumed this role on August 8, 2016.

(2)
Only fiscal year 2017 pay details are shown for Messrs. Powers and Lovely and Ms. Thomas because fiscal year 2017 was their first year as NEOs.

        Mr. Crowley's pay remained unchanged in fiscal year 2017. Mr. Wright received increases for each pay component to position his compensation closer to market. These increases were in line with the new target pay structure that the Committee put in place in fiscal year 2017 to move pay levels to be more competitive and aligned with the external market. Prior to these changes, Mr. Wright's compensation was positioned nearly 40% below the market median.

Base Salaries

        We initially set base salary for an NEO by evaluating the responsibilities of the position and the experience of the individual. In doing so, we consider the competitive marketplace for executive talent. We determine annual salary adjustments by evaluating the performance of Triumph and of each NEO, taking into account changes in responsibilities. For fiscal year 2017 pay, the Committee made increases in base salaries for certain NEOs to more appropriately position pay closer to the market median and to account for promotions to larger roles.

        Fiscal year 2017 NEO base salaries were set as follows:

Named Executive Officer	Fiscal Year 2017 Salary(1)
Daniel J. Crowley	$900,000
James F. McCabe	$465,000
Jeffrey L. McRae	—
Thomas E. Powers	$235,000
John B. Wright, II	$400,000
Richard R. Lovely	$375,000
MaryLou B. Thomas	$350,000

(1)
These salaries have been annualized.

Annual Cash Bonus Compensation

        The annual cash bonus plan was approved by our stockholders for purposes of Section 162(m) of the Code at the 2013 annual meeting of stockholders. In accordance with the plan, the Committee establishes target incentive awards as a percentage of salary for each NEO. The incentive opportunities are meant to provide our executives with the potential for high reward only if our performance objectives are met or exceeded. Each NEO has the opportunity to earn up to 200% if challenging maximum goals are achieved and zero payout if minimum threshold goals are not reached. No one executive officer can receive an annual cash bonus payout in excess of $3.0 million in any fiscal year.

        Performance goals for fiscal year 2017 were based on operating income, free cash flow, and strategic measures as shown below.

Fiscal Year 2017 Annual Incentive Plan

  Corporate Executives

  Business Unit Head

        The annual cash bonus award target percentages were established by the Committee for Mr. Crowley. The CEO provides the Committee with recommendations for the other NEOs, and based on the recommendations of the CEO, the Committee considers and approves such officers' compensation. These target bonus amounts consider each executive's compensation level and are meant to appropriately balance fixed compensation and compensation at risk, taking into consideration the position's significance and the executive's record of performance against Company objectives.

        Similar to base salary increases, the Committee carefully considered the results of the competitive benchmarking in setting target opportunities for fiscal year 2017, which were as follows:

Named Executive Officer	Fiscal Year 2017 Target Bonus (as % of Salary)	Fiscal Year 2017 Target Bonus ($ Value)
Daniel J. Crowley	100%	$900,000
James F. McCabe(1)	100%	$465,000
Jeffrey L. McRae	—	—
Thomas E. Powers	60%	$141,000
John B. Wright, II	100%	$400,000
Richard R. Lovely	100%	$375,000
MaryLou B. Thomas	100%	$350,000

(1)
Mr. McCabe received a prorated bonus in fiscal year 2017. The target bonus percentage represents his target bonus opportunity for the full fiscal year.

        For the corporate executives in fiscal year 2017, the Committee established a target performance goal for operating income of $424 million, a threshold performance goal of $339 million, and an overachievement performance goal of $508 million (as depicted below). For free cash flow, the

Committee established a breakeven target performance goal, a threshold performance goal of $(100) million, and an overachievement performance goal of $100 million (as depicted below).

FY 2017 Corporate Operating Income Performance ($MM)	FY 2017 Corporate Free Cash Flow Performance ($MM)

        The Company achieved $342 million in non-GAAP operating income (81% of target) and $84 million in free cash flow (168% of target), which were applied when determining each corporate executive NEO's bonus payout. Performance levels for both of these metrics reflect three adjustments, consistent with the performance goals determination under the 2013 Cash and Equity Incentive Plan (the "2013 Plan"), including adjustments to operating income that results in a difference to reported operating income under GAAP. The use of non-GAAP metrics, resulting from the three adjustments made, as described below, represent the determination that the Company made strong progress in fiscal year 2017 to right-size the portfolio and focus the Company on its key areas of expertise, with the intent of generating higher returns for all stakeholders and positioning the Company for long-term success in fiscal year 2018 and beyond. See Appendix B for a reconciliation of GAAP and adjusted, non-GAAP operating income, and a description of the adjustments to free cash flow.

Adjustment	Details	Rationale

Divestitures of two non-core businesses	• Exclude impact	• These divestitures were made to improve the quality of the Company's assets and enable the reinvestment of resources. The divested businesses were not purchased by the current leadership team.

Goodwill impairment	• Exclude impact	• Goodwill impairments are non-cash charges.

Customer agreements	• Include partial impact (100% on Q4 2017 operating income and 50% on Q4 2017 free cash flow)

•

Customer agreements, which were finalized in fiscal year 2017, were a culmination of efforts throughout the year to improve quality and restore customer confidence. The deals also provided improved liquidity to the business, which has allowed the Company to pay down debt. Because the agreements included advances, half of the agreements' impact was removed from the performance calculation of free cash flow to align with when cash will be deployed by the Company.

        In addition to the two financial measures, each corporate executive NEO (all NEOs except for Ms. Thomas) earned 100% of their strategic goals. Strategic goals included the following:

Category	Strategic Goal	Achievement

Cost reduction initiatives	Headcount reduction	• Achieved headcount reduction of approximately 1,000.

	Supply chain savings	• Supply chain savings contributed to total of $69 million in cost reduction savings in fiscal year 2017.

Site consolidations

•

Six site consolidations initiated. Significant progress made in completing these consolidations while supporting critical customer needs with effective transferring and transition of customer production requirements.

TOS initiatives	Lean manufacturing processes

•

Lean manufacturing processes implemented in each Operating Company through the effective implementation of TOS. 184 employees certified as Triumph Change Agents charged with implementing TOS at every facility.

Functional process improvements

•

New functional leaders hired for Finance, Human Resources, Information Technology, Business Development, Operations Excellence, Contract Management, Communications and Internal Audit.

•

Each corporate function developed process improvements for key functional accountabilities.

        Achievement of these strategic goals combined with achievement of the two financial goals resulted in an annual cash bonus payout potential of 109% of target for each corporate executive NEO.

	Financial Results		Annual Cash Bonus Payout
Corporate NEOs Performance Measure	Target	Actual	Achievement (% of Target)	Metric Weight	Weighted Total
Corporate Operating Income(1)	$424	$342	81%	60%	49%
Operating Free Cash Flow	$0	$84	168%	30%	50%
Strategic Goals	—	—	100%	10%	10%
TOTAL					109%

(1)
Represents a non-GAAP metric. See above and Appendix B for a reconciliation of GAAP and adjusted, non-GAAP operating income.

        As a business unit head, 45% of Ms. Thomas' bonus payout was determined by operating income and free cash flow performance of the Aerospace Structures business unit. For Aerospace Structures, the Committee established a target performance goal for operating income of $138 million, a threshold performance goal of $110 million, and an overachievement performance goal of $166 million (as depicted below). For free cash flow, the Committee established a $(116) million target performance goal, a threshold performance goal of $(139) million, and an overachievement performance goal of $(93) million (as depicted below).

FY 2017 Aerospace Structures Operating Income Performance ($MM)	FY 2017 Aerospace Structures Free Cash Flow Performance ($MM)

        In fiscal year 2017, Aerospace Structures achieved $159 million in operating income (115% of target) and zero free cash flow (200% of target), which were applied when determining Ms. Thomas' bonus payout. Ms. Thomas also earned 100% of her strategic goal, resulting in a total annual cash bonus payout potential of 124% of target.

	Financial Results		Annual Cash Bonus Payout
Ms. Thomas Performance Measure	Target	Actual	Achievement (% of Target)	Metric Weight	Weighted Total
Corporate Operating Income	$424	$342	81%	30%	24%
Operating Free Cash Flow	$0	$84	168%	15%	25%
Aerospace Structures Operating Income	$138	$159	115%	30%	35%
Aerospace Structures Free Cash Flow	$(116)	$0	200%	15%	30%
Strategic Goals			100%	10%	10%
TOTAL					124%

        Based on the achievement of financial and strategic performance metrics (as described above), the corporate component of the 2017 bonuses would have paid out at 109%. In determining the annual short-term incentive bonuses to be paid for fiscal year 2017, the Committee considered:

Successes	Challenges	Other Considerations

• Hard work and substantial progress made during the fiscal year by the newly created management team toward the strategic goals underlying the transformation plan and restoring customer confidence	• Full year performance results including stock price performance over the fiscal year

•

Recognition that the challenges presented to the management team during the fiscal year were greater than anticipated at the time the annual incentive operating income and free cash flow goals were put in place

• Successful amendments made to existing customer arrangements to increase cash flow	• The need to do additional work to restore the confidence of stockholders and customers	• The need to recognize the progress made and to continue to encourage, motivate and retain the management team

        As a result of these considerations, the Committee, using the negative discretion vested in the Committee under the 2013 Plan, determined that the fiscal year 2017 short-term incentive plan corporate goals had been achieved at 75% of target.

        The Committee also reviewed the achievement of the various business unit goals, which had a significant impact on the bonus for Ms. Thomas, as leader of the Aerospace Structures business unit. The 75% corporate payout, when added to the business unit results and achievement of the strategic goals, resulted in payment of the following bonuses to the NEOs.

Named Executive Officer	Fiscal Year 2017 Incentive Payout Amount	Fiscal Year 2017 Payout as a % of Target Bonus
Daniel J. Crowley	$675,000	75%
James F. McCabe	$225,502	75%
Jeffrey L. McRae(1)	—	—
Thomas E. Powers	$105,750	75%
John B. Wright, II	$300,000	75%
Richard R. Lovely	$281,250	75%
MaryLou B. Thomas	$416,712	119%

(1)
Mr. McRae did not receive any bonus in fiscal year 2017 due to his resignation.

Long-Term Incentive Compensation

        LTIs represent a significant proportion of compensation at Triumph and are designed to align management's interest with that of stockholders. The Committee determines the size of any grant made to our CEO and approves the amounts of the grants made to the other NEOs based upon the CEO's recommendations. In the event of poor corporate performance in the prior fiscal year, the Committee may elect not to make equity awards.

        Annual grants are typically made in April at the Committee's meeting held in conjunction with the first meeting of our Board in the fiscal year. The grant values are based on the closing price of the stock on the date of grant and the number of stock units subject to the award.

Fiscal Year 2017 Long-Term Incentive Compensation Awards

        In fiscal year 2017, all NEOs received 70% of their annual LTI award value in PSUs and 30% of their LTI award value in time-based RSUs. There is a higher weighting placed on PSUs to reflect the Company's strong pay for performance philosophy.

        RSUs vest ratably over three years. PSUs may be earned based the attainment of cumulative EPS and adjusted RONA goals during the three year performance period. Each metric is weighted equally at 50%. PSUs may be earned at a target level (the established performance goals are met at the 100% level), threshold level (the established performance goals are met such that 50% of the target incentive award is earned), and maximum level (the established performance goals are exceeded such that 200% of the target incentive award is earned). Performance between the threshold, target and overachievement performance levels will result in awards adjusted in amount so as to be in linear proportion to the difference between the achieved performance level and the established performance levels. No award will be earned if the threshold is not met during the three-year performance period, and no award shall be earned that exceeds 200% of the target incentive award.

Performance vs. Cumulative EPS Goal	Earned Payout
Below Threshold	0%
At Threshold	50%
At Target	100%
At Maximum	200%

Performance vs. Cumulative Adjusted RONA Goal	Earned Payout
Below Threshold	0%
At Threshold	50%
At Target	100%
At Maximum	200%

        Similar to the annual incentive process, the Committee sets target LTI opportunities for our NEOs as a percentage of base salary. The Committee puts greater weight on the long-term incentive opportunity to focus management towards the overall sustained performance of the Company and approved the following target LTI opportunities for fiscal year 2017:

Named Executive Officer	Fiscal Year 2017 Target LTI (as % of Salary)	Fiscal Year 2017 Target LTI ($ Value)	Fiscal Year 2017 Target Number of Units Granted(1)
Daniel J. Crowley(2)	250%	$2,250,000	62,480
James F. McCabe(3)	100%	$465,000	16,696
Jeffrey L. McRae	—	—	—
Thomas E. Powers(2)	75%	$174,251	4,894
John B. Wright, II	100%	$400,000	11,107
Richard R. Lovely(2)	100%	$375,000	10,414
MaryLou B. Thomas	100%	$350,000	9,717

(1)
The target number of units represents the number of PSUs and RSUs that were granted on May 15, 2016 except for Mr. McCabe, who received prorated awards for fiscal year 2017 on November 9, 2016.

(2)
Does not include sign-on equity awards of restricted stock and performance shares for Mr. Crowley, a one-time retention award of PSUs and RSUs for Mr. Powers or sign-on equity awards of PSUs and RSUs for Mr. Lovely in fiscal year 2017. See the Grants of Plan-Based Awards table on page 58 of this proxy statement for information regarding those grants.

(3)
Mr. McCabe's target LTI percentage and dollar value represent his target LTI opportunity for the full fiscal year prior to proration.

Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year, to be paid out over the following two years. Further information about the deferred compensation plan for the executives is set forth on page 60 of this proxy statement. We believe that the deferred compensation is consistent with competitive practices in our industry.

Perquisites

        We provide certain of our NEOs with other benefits, reflected in the "All Other Compensation" column in the Summary Compensation Table on page 56 of this proxy statement. We believe the additional benefits are reasonable, competitive and consistent with Triumph's overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently and in the case of the tax preparation and counseling services, help them to optimize the value received from the compensation and benefit programs offered. The costs of these benefits constitute only a small percentage of each executive's total compensation. Included among the benefits are personal use of the Company plane (valued based on the incremental cost to Triumph for fuel, landing fees and other variable costs of operating the airplane, but not including fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance), and reimbursement of fees for financial planning services and certain legal fees and relocation expenses for Mr. Crowley. See "All Other Compensation" in the Summary Compensation Table on page 56 of this proxy statement for a description of the value of the perquisites paid to the NEOs in fiscal year 2017.

Other Compensation Matters

Employment and Change in Control Agreements

        The Company has entered into an employment agreement with Mr. Crowley and has employment letters with each of Messrs. McCabe and Lovely. In addition, in June 2007, the Committee determined that it would be appropriate to provide employment agreements to the executive officers effective only upon the occurrence of a change in control of Triumph and a loss of employment, i.e., a "double trigger." Mr. Wright, an executive officer of the Company at that time, entered into a change in control agreement with the Company on March 7, 2008. Further information about these agreements and the benefits offered by Triumph upon termination of employment without cause or on consummation of a change in control can be found beginning on page 60 of this proxy statement.

Amendment to the 2013 Plan

        The Company's 2013 Plan is the only active incentive compensation plan under which awards are made to employees, including executive officers. During fiscal year 2017, as part of its review of all compensation plans and arrangements as described in this CD&A, the Committee reviewed the terms and provisions of the 2013 Plan, including those describing the impact of a change in control of the Company on the outstanding equity awards issued under the 2013 Plan. The 2013 Plan provided that, in the event of a change in control, the Committee would have the discretion to provide for vesting of unvested equity awards. The Committee has amended the 2013 Plan to provide that, in the event of a change of control:

  •
  if outstanding awards issued under the 2013 Plan are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board: (1) outstanding stock options, stock awards and RSUs, and other awards in the nature of rights that may be exercised shall become fully exercisable, (2) time-based vesting restrictions on outstanding awards shall lapse, and (3) the payout opportunities attainable under all outstanding performance-based awards shall be deemed to have been fully earned as of the date of the change in control based upon an assumed achievement of all relevant performance goals at actual performance goal achievement; provided that if such actual achievement cannot be determined, then at target level, and paid on a pro rata basis for the portion of the performance period elapsed; and

  •
  if outstanding awards issued under the 2013 Plan are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant's employment is terminated without cause or (subject to the provision of a "good reason" termination right to the participant) the participant resigns for good reason, then (1) all of that participant's outstanding stock options, stock awards, RSUs and other awards in the nature of rights that may be exercised shall become fully exercisable, (2) all time-based vesting restrictions on the participant's outstanding awards shall lapse, and (3) the payout opportunities attainable under all of such participant's outstanding performance-based awards shall be earned based on actual performance through the end of the performance period, or if actual performance cannot be determined, at target level.

        The Committee took these actions because it believes: (i) it is important to provide certainty to the employees, including the executive officers, as to the treatment of equity awards in the event of a change in control; (ii) the prior provisions of the 2013 Plan could have led to single trigger acceleration of some or all outstanding awards; (iii) it is important to tie acceleration of vesting to termination of employment; (iv) the consistency of the provisions provides for equal treatment among the management team members during the implementation of the transformation plan; and (v) it is consistent with the changes made in the 2016 Directors' Plan, under which awards are made to non-employee directors.

Management Stock Ownership Guidelines

        In April 2016, the Board of Directors amended the stock ownership guidelines, initially adopted in June 2007, prescribing minimum levels of Triumph stock ownership that our senior executives are expected to meet. The ownership target is expressed as a multiple of base salary. As amended, there are four tiers within senior management covered by the guidelines. For the CEO, the multiple is six. For the Chief Financial Officer, the multiple is three. For other executive officers and members of senior management, the multiple is two. For corporate vice presidents and company presidents, the multiple is one. An executive is required to achieve the guideline within five years of assuming a position subject to the guidelines, assuming a new position subject to a higher level of ownership or the date of any applicable increase in the guidelines approved by the Board of Directors. In addition, common stock acquired at the time of earning and vesting, and/or lapse of forfeiture restrictions for restricted share and restricted stock unit awards under the Company's equity incentive plans shall be subject to an additional requirement that 50% of such shares, on an after-tax basis, shall be held by the executive for a period of two years after acquisition. Of the current executive officers named in the Summary Compensation Table, Messrs. Crowley and Wright meet the guidelines as of March 31, 2017. Mr. Lovely joined the Company in April 2016, Mr. McCabe joined the Company in August 2016, and Ms. Thomas was promoted to a position with an increased ownership levels requirement in 2016 so each has four years remaining under the guidelines to meet their respective required ownership levels.

Anti-Hedging and Pledging Policy

        We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company stock by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2017.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Compensation Committee
John G. Drosdick (Chair) Paul Bourgon Richard C. Gozon Dawne S. Hickton Adam J. Palmer

        This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Executive Compensation Tables

Summary Compensation Table

        The following table summarizes the total compensation paid to our NEOs for each of the last three fiscal years ended March 31, 2017. There is further information about our NEOs in the 2017 Annual Report on Form 10-K enclosed with this proxy statement, and we incorporate that information into this proxy statement by reference.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)(8)	Non-equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total ($)

Daniel J. Crowley	2017	900,000	—	7,752,747	1,777,500	675,000	111,014	11,216,297
President and Chief Executive Officer(1)	2016	225,000	—	—	—	—	17,872	242,872

James F. McCabe	2017	310,000	—	292,926	—	225,502	4,207	832,635
Senior Vice President and Chief Financial Officer(2)

Jeffrey L. McRae	2017	84,987	—	—	—	—	1,024,797	1,109,784
Former Senior Vice	2016	418,750	212,500	161,568	—	—	8,998	801,816
President and Chief	2015	400,000	—	—	—	—	302,441	702,441
Financial Officer(3)

Thomas E. Powers	2017	235,000	—	261,376	—	105,750	11,173	612,925
Former Interim Chief Financial Officer; Vice President of Financial Planning and Analysis(4)

John B. Wright, II	2017	400,000	—	395,500	—	300,000	10,702	1,106,202
Senior Vice President,	2016	365,000	150,000	161,568	—	—	189,391	865,959
General Counsel and Secretary(5)	2015	335,000	100,000	—	—	—	82,048	517,048

Richard R. Lovely	2017	375,000	—	556,186	—	281,250	12,543	1,224,979
Senior Vice President, Human Resources

MaryLou B. Thomas	2017	350,000	—	346,081	—	416,712	4,317	1,117,110
Executive Vice President, Aerospace Structures

(1)
Mr. Crowley was appointed President and Chief Executive Officer effective January 4, 2016. Pursuant to the employment agreement with Mr. Crowley, entered into on April 1, 2016, Mr. Crowley's opportunity to participate in the Company's annual bonus program for executives began with fiscal year 2017.

(2)
On August 8, 2016, Mr. McCabe joined the Company as Senior Vice President and Chief Financial Officer.

(3)
Mr. McRae resigned from the Company effective May 31, 2016. His compensation for fiscal year 2017 does not include $79,660 in a deferred bonus payout made under the Company's deferred compensation plan for executives or the acceleration of a restricted stock award granted in June 2015. See the description under "Nonqualified Deferred Compensation" on page 60 of this proxy statement and the description under "Option Exercises and Stock Vested" table on page 59 of this proxy statement.

(4)
Mr. Powers was the Company's Interim Chief Financial Officer from June 1, 2016 until August 8, 2016 when Mr. McCabe joined the Company as Senior Vice President and Chief Financial Officer.

(5)
Mr. Wright was awarded a discretionary bonus during fiscal year 2015 in connection with the settlement of the litigation with Eaton Corporation.

(6)
Represents a discretionary cash bonus awarded by the Compensation Committee for the applicable fiscal year.

(7)
For fiscal year 2017, the "Stock Awards" column reflects the grant date fair value for: (a) all annual RSUs awarded under the 2013 Plan to the NEOs in fiscal year 2017; (b) all annual PSUs awarded under the 2013 Plan to the NEOs in fiscal year 2017, represented at target; (c) for Mr. Crowley, sign-on awards of restricted stock and performance shares that were granted as new hire inducement awards outside of the 2013 Plan, all on April 1, 2016; (d) for Mr. Powers, retention awards of RSUs and PSUs made under the 2013 Plan on May 15, 2016; and (e) for Mr. Lovely, new hire awards of RSUs and PSUs made under the 2013 Plan on May 15, 2016. These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service vesting. The assumptions used in calculating the fair market value are set forth in Note 16, "Stock Compensation Plans" contained in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017. For more information, see the discussion of these awards in the CD&A beginning on page 29 of this proxy statement. The awards made in fiscal year 2017 were:

Named Executive Officer	Type of Award	No. of Underlying Shares	Value ($)
Daniel J. Crowley	Restricted stock(i)	50,000	1,543,000
	Restricted stock(i)	39,567	1,221,038
	Performance shares(i)(ii)	50,000	1,543,000
	Performance shares(i)(ii)	39,567	1,221,038
	RSUs	18,745	669,384
	PSUs(ii)	43,738	1,555,323
James F. McCabe	RSUs	3,155	112,665
	PSUs(ii)	7,363	261,828
John B. Wright, II	RSUs	3,332	118,986
	PSUs(ii)	7,776	276,515
Thomas E. Powers	RSUs(iii)	734	26,211
	PSUs(ii)(iii)	1,713	60,914
	RSUs	1,468	52,422
	PSUs(ii)	3,426	121,829
Richard R. Lovely	RSUs(i)	1,562	55,779
	PSUs(i)(ii)	3,645	129,616
	RSUs	3,124	111,558
	PSUs(ii)	7,290	259,232
MaryLou B. Thomas	RSUs	2,916	104,130
	PSUs(ii)	6,804	241,950

(i)
Sign-on award.

(ii)
Represents number of performance shares or PSUs at target. The performance shares or PSUs will be earned and paid out only at the end of a three-year performance period upon achievement, if any of the established performance goals. As of the end of fiscal year 2017, the first year in the three-year performance period, the performance shares or PSUs were tracking below target and above threshold, but such performance is not indicative of the actual performance that may be achieved, if any, at the end of the performance period in fiscal year 2019. The grant date fair value of PSUs assuming the maximum level of performance will be achieved is $3,110,647 for Mr. Crowley, $523,657 for Mr. McCabe, $553,029 for Mr. Wright, $365,486 for Mr. Powers, $777,697 for Mr. Lovely and $483,900 for Ms. Thomas.

(iii)
Retention award.

  For fiscal year 2016, the amounts represent the grant date fair value of special retention restricted stock awards made to the applicable NEOs with three-year vesting. These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service vesting. The assumptions used in calculating the fair market value are set forth in Note 16, "Stock Compensation Plans" contained in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

(8)
The "Option Awards" column reflects the grant date fair value of the stock options granted as part of Mr. Crowley's sign-on awards determined in accordance with Accounting Standards Codification 718. The assumptions used in calculating the fair market value are set forth in Note 16, "Stock Compensation Plans" contained in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

(9)
Represents bonuses earned for the fiscal year identified under Triumph's annual incentive plan for executive officers. For a discussion of the fiscal year 2017 annual incentive plan bonuses, please see the CD&A beginning on page 29 of this proxy statement.

(10)
All Other Compensation includes (i) Triumph's match for contributions to the 401(k) plan; (ii) income imputed to the NEO under Triumph's group term life insurance policy; (iii) for Mr. Crowley, for the fiscal year 2017, personal use of Triumph's airplane ($17,590), legal fees ($16,688), financial planning services ($7,652), relocation expenses ($37,106) and club dues ($3,500); and (iv) for Mr. McRae (who resigned from the Company effective May 31, 2016) severance and bonus ($993,858) and a payout for unused vacation days ($30,939) under his separation agreement. The table below sets forth the Triumph's match for contributions to the 401(k) plan and the income imputed to the NEO under Triumph's group term life insurance policy for each NEO for fiscal year 2017:

Named Executive Officer	401(k) plan match	Group Term Life
Daniel J. Crowley	$11,423	$2,723
James F. McCabe	$3,219	$523
Jeffrey L. McRae	$1,644	$287
Thomas E. Powers	$8,294	$2,879
John B. Wright, II	$7,417	$2,879
Richard R. Lovely	$9,519	$1,667
MaryLou B. Thomas	$8,210	$1,229

Grants of Plan-Based Awards

        The following table lists, for each of the NEOs, information about plan-based awards granted during fiscal year 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Daniel J. Crowley(5)	4/1/2016	—	—	—	—	—	—	—	150,000	1,777,500
	4/1/2016	—	—	—	—	—	—	89,567	—	2,764,038
	4/1/2016	—	—	—	—	89,567	—	—	—	2,764,038
	5/15/2016	450,000	900,000	1,800,000	—	—	—	—	—	—
	5/15/2016	—	—	—	21,869	43,738	87,476	—	—	1,555,323
	5/15/2016	—	—	—	—	—	—	18,745	—	669,384
James F. McCabe(6)	11/9/2016	232,500	465,000	930,000	—	—	—	—	—	—
	11/9/2016	—	—	—	3,682	7,363	14,726	—	—	261,828
	11/9/2016	—	—	—	—	—	—	3,155	—	112,665
Jeffrey L. McRae	—	—	—	—	—	—	—	—	—	—
Thomas E. Powers	5/15/2016	70,500	141,000	282,000	—	—	—	—	—	—
	5/15/2016	—	—	—	2,570	5,139	10,278	—	—	182,743
	5/15/2016	—	—	—	—	—	—	2,202	—	78,633
John B. Wright, II	5/15/2016	200,000	400,000	800,000	—	—	—	—	—	—
	5/15/2016	—	—	—	3,888	7,776	15,552	—	—	276,515
	5/15/2016	—	—	—	—	—	—	3,332	—	118,986
Richard R. Lovely	5/15/2016	187,500	375,000	750,000	—	—	—	—	—	—
	5/15/2016	—	—	—	5,468	10,935	21,870	—	—	388,848
	5/15/2016	—	—	—	—	—	—	4,686	—	167,337
MaryLou B. Thomas	5/15/2016	175,000	350,000	700,000	—	—	—	—	—	—
	5/15/2016	—	—	—	3,402	6,804	13,608	—	—	241,950
	5/15/2016	—	—	—	—	—	—	2,916	—	104,130

(1)
See the CD&A beginning on page 29 of this proxy statement for a discussion of these bonuses.

(2)
Represents PSUs, and for Mr. Crowley also include sign-on equity awards of performance shares.

(3)
Represents RSUs, and for Mr. Crowley also include sign-on equity awards of restricted stock.

(4)
These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service vesting. The assumptions used in calculating the fair market value are set forth in Note 16, "Stock Compensation Plans" contained in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

(5)
The grants made on April 1, 2016, represent new hire inducement awards of restricted stock and performance shares, made outside of the 2013 Plan and a new hire stock option award made under the 2013 Plan. The new hire inducement awards were made to provide Mr. Crowley with an immediate stake in the Company to focus him on restoring stockholder value, and to make Mr. Crowley whole for the loss of supplemental executive plan benefits he had with his former employer.

(6)
The target payout under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column represents Mr. McCabe's target bonus opportunity for the full fiscal year. Mr. McCabe received a prorated bonus in fiscal year 2017.

Option Exercises and Stock Vested

        The following table sets forth information concerning stock vested for each of the NEOs during the fiscal year ended March 31, 2017. No stock options were exercised during fiscal year 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Daniel J. Crowley	—	—	12,500	357,500
James F. McCabe	—	—	—	—
Jeffrey L. McRae	—	—	2,400	92,174
Thomas E. Powers	—	—	1,382	49,631
John B. Wright, II	—	—	800	28,888
Richard R. Lovely	—	—	—	—
MaryLou B. Thomas	—	—	1,730	62,310

(1)
Does not include accrued dividends paid upon lapse of forfeiture to Mr. Crowley ($14,331), Mr. Powers ($255), Mr. Wright ($352) and Ms. Thomas ($261).

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards for each of the NEOs at March 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)(2)
Daniel J. Crowley	37,500	112,500	28.60	4/1/2016	4/1/2026	95,811	2,467,133	133,305	3,432,604
James F. McCabe	—	—	—	—	—	3,155	81,241	7,363	189,597
Jeffrey L. McRae	—	—	—	—	—	—	—	—	—
Thomas E. Powers	—	—	—	—	—	3,202	82,451	5,139	132,329
John B. Wright, II	—	—	—	—	—	4,932	126,999	7,776	200,232
Richard R. Lovely	—	—	—	—	—	4,686	120,665	10,935	281,576
MaryLou B. Thomas	—	—	—	—	—	4,516	116,287	6,804	175,203

(1)
For Mr. Crowley represents the remainder of a restricted stock new hire award subject to forfeiture restrictions and RSUs granted in fiscal year 2017. For Messrs. Powers and Wright and Ms. Thomas, represents the remainder of restricted stock awards subject to forfeiture, granted on June 24, 2015 that vest ratably on the first three anniversaries of the grant date and RSUs granted in fiscal year 2017. For Messrs. McCabe and Lovely, represents RSUs granted in fiscal year 2017.

(2)
Based on the closing price of the Company's common stock on March 31, 2017 of $25.75 per share.

(3)
For Mr. Crowley represents sign-on equity awards of performance shares and PSUs granted in fiscal year 2017. For Messrs. McCabe, Powers, Wright and Lovely and Ms. Thomas, represents PSUs granted in fiscal year 2017. The PSUs are subject to three-year performance period and are valued at target. Actual results cannot yet be determined.

Nonqualified Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year. During the deferral period, the deferred amounts are credited interest at the 10 year U.S. Treasury rate plus 2%. During fiscal year 2017, this interest rate was 3.87%. The amount is payable at the executive's option, at any time in the future prior to 6 years post retirement in one to five year annual increments, except that, if the executive dies, the aggregate balance deferred at the time of his death is payable to his or her beneficiaries.

        Of our NEOs, only Jeffrey L. McRae had nonqualified deferred compensation in fiscal year 2017. The following table sets forth the information concerning his nonqualified deferred compensation.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey L. McRae(1)	—	—	13,806	79,660	323,719

(1)
Mr. McRae resigned from the Company effective May 31, 2016.

Potential Payments upon Termination of Employment or Change of Control

        The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such NEO's employment under several different circumstances. The amounts shown assume that such termination was effective as of March 31, 2017, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO's separation from Triumph.

        Severance.    In addition to the items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the event of a change of control as discussed below, the Compensation Committee or the independent directors of the Board may authorize additional severance benefits, although they are not obligated to do so.

        Mr. Crowley's Employment Agreement.    Effective April 1, 2016, the Company entered into an employment agreement with Daniel J. Crowley, the Company's President and Chief Executive Officer. The employment agreement, which has a four-year term, memorializes the terms of employment approved by the Board on December 28, 2015 in connection with Mr. Crowley's hire. The employment agreement provides for an annual base salary of no less than $900,000, an annual target bonus opportunity of 100% of base salary (with a maximum opportunity of 200% of base salary), an annual long-term incentive award with a target grant date value of 250% of base salary (with a maximum opportunity of 500% of base salary), and relocation benefits, not to exceed $500,000, in connection with Mr. Crowley's relocation to the Philadelphia metropolitan area. The Company also will reimburse Mr. Crowley for up to $15,000 in fees paid by Mr. Crowley for financial planning services per calendar year during the employment period, and reimbursed Mr. Crowley for his legal fees incurred in the negotiation and execution of the employment agreement.

        Pursuant to the employment agreement, on April 1, 2016, the Company granted Mr. Crowley a set of initial equity compensation awards consisting of 150,000 stock options and 50,000 shares of time-vesting restricted stock, in each case vesting in four equal annual installments over four years, and 50,000 shares of performance-based restricted stock, vesting in three equal installments on the second, third, and fourth anniversaries of January 4, 2016 (the "Start Date"), which is the date on which Mr. Crowley commenced employment with the Company, subject to achievement of performance goals set forth in the award agreement. Additionally, the Company granted Mr. Crowley "make-whole awards" comprised of a time-vesting restricted stock award and a performance-based restricted stock award, each of 39,567 shares, which are together intended to make Mr. Crowley whole for the loss of the supplemental executive retirement plan benefits he had with his former employer. These awards vest ratably on the fifth, sixth, and seventh anniversaries of the Start Date, subject in the case of the performance-based award to achievement of performance goals set forth in the award agreement.

        Pursuant to the employment agreement, upon a termination of Mr. Crowley's employment by the Company without cause or by Mr. Crowley for good reason, Mr. Crowley would receive, subject to his execution of a release of claims in a form reasonably satisfactory to the Company, cash severance equal to two times the sum of the base salary and target bonus (payable in equal installments over the one-year period following the date of termination), reimbursement of medical insurance premiums for up to 18 months, full vesting of the initial awards of 150,000 stock options and 50,000 time-vesting restricted shares, prorated vesting of the make-whole awards and, only if the termination of employment occurs within two years following a change in control, full accelerated vesting of the initial award of 50,000 performance-based restricted shares and all outstanding annual long-term incentive awards, with performance goals generally deemed to be achieved at target for this purpose.

        The employment agreement also contains various restrictive covenants applicable to Mr. Crowley, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Crowley's employment for any reason.

        Mr. McCabe's Employment Letter.    In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. McCabe entered into an employment letter with the Company dated July 26, 2016. Pursuant to the employment letter, Mr. McCabe will receive a base salary of $465,000 per year. He is also eligible to participate in the Company's annual short term incentive bonus program, with a target bonus opportunity equal to 100% of base salary and a maximum bonus opportunity equal to 200% of base salary. The actual amount of the annual bonus will be determined by the Compensation Committee on the basis of the achievement of pre-established performance goals relating to corporate and individual performance. Subject to the approval of the Compensation Committee, Mr. McCabe will also be eligible for annual performance based long-term incentive awards of 100% of base salary, comprised as follows: 30% of the value in RSUs and 70% of the value in PSUs that are eligible to be earned based on the Company's performance against certain targets established by the Compensation Committee. Mr. McCabe is also eligible to participate in the Company's employee benefit plans that are generally applicable to the Company's senior executives.

        Pursuant to the employment letter, upon termination of Mr. McCabe's employment by the Company without "cause" or by Mr. McCabe for "good reason" (each as defined in the employment letter), subject to his execution of a release of claims in a form reasonably satisfactory to the Company, Mr. McCabe will be entitled to receive a cash severance benefit equal to 12 months' base salary and, if so elected by Mr. McCabe, reimbursement of premiums associated with continued medical and dental coverage under COBRA.

        The employment letter also contains various restrictive covenants applicable to Mr. McCabe, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. McCabe's employment for any reason.

        Mr. Lovely's Employment Letter.    In connection with his appointment as Senior Vice President, Human Resources, Mr. Lovely entered into an employment letter with the Company dated April 12, 2016. Pursuant to the employment letter, Mr. Lovely will receive a base salary of $375,000 per year. He is also eligible to participate in the Company's annual short term incentive bonus program, with a target bonus opportunity equal to 60% of base salary and a maximum bonus opportunity of 100% of base salary. The actual amount of the annual bonus will be determined by the Compensation Committee on the basis of the achievement of pre-established performance goals relating to corporate and individual performance. Subject to the approval of the Compensation Committee, Mr. Lovely will also be eligible for annual performance based long-term incentive awards of 75% of base salary, comprised as follows: 30% of the value in RSUs and 70% of the value in PSUs that are eligible to be earned based on the Company's performance against certain targets established by the Compensation Committee. Mr. Lovely is also eligible to participate in the Company's employee benefit plans that are generally applicable to the Company's senior executives. Mr. Lovely also received sign-on awards of RSUs and PSUs as described above under the heading "Grant of Plan-Based Awards."

        Pursuant to the employment letter, upon termination of Mr. Lovely's employment by the Company without "cause" or by Mr. Lovely for "good reason" (each as defined in the employment letter), subject to his execution of a release of claims in a form reasonably satisfactory to the Company, Mr. Lovely will be entitled to receive a cash severance benefit equal to 12 months' base salary and, if so elected by Mr. Lovely, reimbursement of premiums associated with continued medical and dental coverage under COBRA. If termination of employment occurs prior to the fourth anniversary of his start date, one-fourth of his unvested new hire award will vest, and if such termination occurs within two years following a change in control (as defined in the 2013 Plan), all outstanding unvested time-based equity compensation awards shall vest.

        The employment letter also contains various restrictive covenants applicable to Mr. Lovely, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Lovely's employment for any reason.

        Mr. Wright's Change of Control Employment Agreement.    We entered into a change of control employment agreement with Mr. Wright on March 7, 2008. Under the agreement, Mr. Wright will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years following a change of control of Triumph. For the purposes of the agreement, a change of control means one of the following events:

  •
  a person, entity or group becomes beneficial owner of 20% or more of our common stock or voting securities;

  •
  there is generally a change in a majority of our Board of Directors;

  •
  certain corporate reorganizations occur unless stockholders receive 50% or more of the voting securities of the surviving entity, at least a majority of the Board of Directors of the surviving entity were incumbent members of our Board and no person who did not own stock prior to the corporate reorganization becomes a 20% or more holder of the surviving entity; or

  •
  the stockholders approve a liquidation or dissolution of the Company.

        The principal provisions of the change of control employment agreement will only become effective upon the occurrence of a change of control or if Mr. Wright's employment is terminated in connection with or in anticipation of a change of control. Under the agreement, Mr. Wright's employment with Triumph will continue for two years from the date of the change of control (the "Employment Period"). During the Employment Period, Mr. Wright will continue in the position he held prior to the change of control and receive generally a monthly base salary at least equal to the highest monthly base salary paid to him by Triumph during the year prior to the change of control, an annual bonus in cash at least equal to the highest annual bonus paid to the executive for any of the three fiscal years prior to the change of control (the "Recent Annual Bonus") and incentive, savings, welfare benefit, fringe benefit and retirement plan participation at least equal to those provided to him prior to the change of control.

        The change of control employment agreement provides that if, during the Employment Period, Mr. Wright's employment is terminated by Triumph or the company resulting from a business combination other than for cause, death or disability, or is terminated by Mr. Wright for good reason (each as defined in the agreement), he will receive, in a lump sum payment, his then current base salary through the date of termination (to the extent not paid), his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued but unpaid vacation pay, his unreimbursed business expenses and an amount representing certain severance benefits. The severance benefits under the agreement will consist of:

  •
  a pro-rated bonus for the year in which the date of termination occurs, based on the higher of the Recent Annual Bonus and Mr. Wright's annual bonus for the last fiscal year (such higher amount, the "Highest Annual Bonus");

  •
  an amount equal to two times (a) Mr. Wright's annual base salary plus (b) the Highest Annual Bonus; and

  •
  a payment equal to Triumph's contributions under Triumph's qualified and supplemental defined contribution plans that Mr. Wright would have received if he had continued to be employed for two years after the date of termination.

        Mr. Wright will also receive health and other welfare benefits for two years at equal levels of coverage.

        The change of control employment agreement provides that if Mr. Wright's employment is terminated by Triumph for cause, death or disability, or is terminated by him without good reason, he will receive his then current base salary through the date of termination, together with all compensation and benefits to which he is entitled under Triumph's benefit plans for periods preceding the date of termination. In addition, if Mr. Wright's employment terminates as a result of death or disability, Mr. Wright (or his beneficiaries) will receive death or disability benefits, as applicable, a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued and unpaid vacation pay and his unreimbursed business expenses. If Mr. Wright voluntarily terminates his employment without good reason, he will also receive a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and accrued and unpaid vacation pay and his unreimbursed business expenses.

        Payments upon termination are subject to a six month delay if necessary to avoid additional tax under Section 409A of the Code. If a payment is delayed due to Section 409A, such payment will earn interest at the applicable federal rate.

        The agreement further provides that if any payment or benefit to Mr. Wright, whether pursuant to the agreement or otherwise, is subject to the excise tax imposed by the Code on "excess parachute payments," then an additional payment will be made to him so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax. However, to the extent the payment or benefit does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation under the change of control employment agreement will be reduced below such statutory threshold.

        Pursuant to the change of control employment agreement, Mr. Wright has agreed to keep confidential all secret or confidential information of Triumph obtained by him over the course of his employment.

        Accrued Pay and Regular Retirement Benefits.    In addition to the benefits described above, the executive officers are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, life insurance benefits and distribution of plan balances under Triumph's 401(k) plan.

        Similarly, except as described above, upon termination of employment, an NEO's options and restricted stock awards are subject to the terms applicable to all recipients of such awards under Triumph's applicable plans. We are not obligated to provide any special accelerated vesting of executive officers' options or restricted stock awards.

        Other than items described above, payments and benefits provided on a non-discriminatory basis to salaried employees generally and the change of control context, discussed above, the Compensation Committee or the Board may authorize additional severance benefits, although they are not obligated to do so.

        Mr. McRae's Separation Letter.    Mr. McRae resigned as the Senior Vice President and Chief Financial Officer of the Company effective May 31, 2016. In connection with his departure, the Company and Mr. McRae entered into a separation letter on May 26, 2016. Pursuant to the separation letter, Mr. McRae received a cash severance payment in the aggregate amount of $425,000, and two cash bonus payments, one in the amount of not less than $212,500 and the second in the amount of $425,000. The separation letter also provides for continuation of certain health benefits and an acceleration of vesting of 2,400 shares of restricted stock held by Mr. McRae. The separation letter contains mutual releases and non-disparagement covenants by Mr. McRae and the Company. During the fiscal year ended March 31, 2017, the Company paid cash severance and bonus in the amount of $993,858 to Mr. McRae pursuant to the separation letter.

        As described above, certain NEOs are entitled to severance and/or change in control benefits upon termination of employment without cause or for good reason. The table below sets forth the compensation that would become payable assuming that such termination was effective March 31, 2017. None of the NEOs would have received any excise tax gross-up benefits if a change in control had occurred on March 31, 2017. The calculation of equity awards is based on the closing stock price of the Company's common stock on March 31, 2017 of $25.75 per share.

Named Executive Officer	Termination Without Cause by Company or Termination for Good Reason by Executive	Termination by Company or for Good Reason upon Change in Control
Daniel J. Crowley
Unpaid annual compensation(1)	$675,000	$675,000
Cash severance	$3,600,000	$3,600,000
Stock options	—	—
Restricted stock	$1,162,882	$1,162,882
Performance shares	—	$1,287,500
Restricted stock units	—	$482,658
Performance stock units	—	$1,126,254
Benefits(3)	$33,660	$33,660
Total(5)	$5,471,542	$8,367,953
James F. McCabe
Cash severance	$465,000	$465,000
Restricted stock units(2)	—	—
Performance stock units(2)	—	—
Benefits(3)	$22,440	$22,440
Total	$487,440	$487,440
Richard R. Lovely
Cash severance	$375,000	$375,000
Restricted stock units(4)	$20,111	$120,665
Performance stock units(2)	—	—
Benefits(3)	$22,440	$22,440
Total	$417,551	$518,105
John B. Wright, II
Highest annual bonus	—	$300,000
Cash severance	—	$1,400,000
Restricted stock units(2)	—	—
Performance stock units(2)	—	—
Benefits(6)	—	$70,544
Excise tax gross-up	—	—
Total	—	$1,770,554

(1)
Assumes that the fiscal year 2017 annual incentive plan bonus would not have been paid as of March 31, 2017.

(2)
In a change in control, subject to substitution, acceleration or conversion to a cash payout as determined by the Compensation Committee. The Company has assumed no acceleration for purposes of this disclosure.

(3)
Includes health benefits coverage for Mr. Crowley for 18 months and for Messrs. McCabe and Lovely for 12 months.

(4)
For a termination without cause or for good reason, 25% of the unvested sign-on time-based award vests upon termination. For a termination without cause or for good reason within two years after a change in control, all then-outstanding unvested time-based awards vest.

(5)
Subject to reduction if the compensation to be paid would incur excise tax under Section 280G and Section 4999 of the Code.

(6)
Includes payment of health care benefits for 24 months ($30,720), an amount equal to two times the Company's match under the 401(k) plan and any excess or supplemental defined contribution plans for the year in which the termination occurred ($14,824), and outplacement services up to $25,000.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity securities have been authorized for issuance as of March 31, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	762,913	$30.86	4,855,185
Equity compensation plans not approved by security holders	—	—	—

Total	762,913	$30.86	4,855,185

(1)
Column (a) includes stock options, outstanding time-based RSUs and PSUs at target made under the 2016 Directors' Plan and the 2013 Plan, and DSUs issued to non-employee directors under the Amended and Restated Directors' Stock Incentive Plan, which expired in fiscal year 2017. Column (b) provides the weighted-average exercise price for outstanding stock options. The weighted-average grant date fair value of the outstanding RSUs and DSUs is $37.24.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        As of May 26, 2017, the following directors, nominees for director, named executive officers, all directors and executive officers as a group, and owners of more than 5% of our common stock, were known to us to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding common stock as shown in the table below.

        A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from May 26, 2017 upon the exercise of options, warrants or other rights. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or other rights that are held by that person (but not those held by any other person) and that are exercisable within 60 days from May 26, 2017 have been exercised.

        Unless otherwise indicated, the address of each person identified is c/o 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312.

        Unless otherwise noted, we believe that all persons named in the table have sole voting and dispositive power with respect to all shares of common stock beneficially owned by them.

        The percent of total shares outstanding is based upon 49,611,456 outstanding shares of common stock as of May 26, 2017.

Name	Number	Percent of Total Shares Outstanding
Daniel J. Crowley(1)	431,332	*
James F. McCabe	—	—
Jeffrey L. McRae(2)	11,085	*
Thomas E. Powers(3)	6,835	*
John B. Wright, II(4)	52,854	*
Richard R. Lovely(5)	3,071	*
Mary Lou B. Thomas(6)	16,939	*
Paul Bourgon(7)	6,435	*
Ralph E. Eberhart(7)	5,035	*
Richard C. Gozon(7)	148,225	*
Dawne S. Hickton(7)	10,035	*
Richard C. Ill(7)	447,139	*
Adam J. Palmer(7)	30,035	*
Joseph M. Silvestri(7)(8)	149,135	*
John G. Drosdick(7)	20,035	*
William L. Mansfield(7)	5,035	*
BlackRock, Inc.(9)	6,235,435	12.6%
The Vanguard Group(10)	5,221,675	10.5%
T. Rowe Price Associates, Inc.(11)	3,287,599	6.6%
TIAA-CREF Investment Management, LLC/Teachers Advisors, LLC(12)	2,498,278	5.0%
LSV Asset Management(13)	2,477,062	5.0%
All executive officers and directors as a group (18 persons)(14)	1,370,573	2.8%

*
Less than one percent.

(1)
Includes 316,765 shares held directly by Mr. Crowley, 77,067 shares of restricted stock and currently exercisable options to purchase 37,500 shares of common stock. Excludes 12,496 RSUs and 43,738 PSUs (at target) granted on May 15, 2016 and 89,567 performance shares (at target) granted on April 1, 2016.

(2)
Mr. McRae resigned from the Company effective May 31, 2016.

(3)
Consists of 6,835 shares held directly by Mr. Powers, including 1,000 shares of restricted stock. Excludes 1,468 RSUs and 5,139 PSUs (at target) granted on May 15, 2016.

(4)
Includes 52,854 shares held directly by Mr. Wright, including 1,600 shares of restricted stock. Excludes 2,221 RSUs and 7,776 PSUs (at target) granted on May 15, 2016.

(5)
Excludes 3,124 RSUs and 10,935 PSUs (at target) granted on May 15, 2016.

(6)
Consists of 16,939 shares held directly by Ms. Thomas, including 1,600 shares of restricted stock. Excludes 1,944 RSUs and 6,804 PSUs (at target) granted on May 15, 2016.

(7)
The beneficial ownership disclosed includes 5,035 RSUs granted on November 10, 2016 to each non-employee director under the 2016 Directors' Plan. The RSUs granted under the 2016 Directors' Plan are subject to receipt of stockholder approval of the 2016 Directors' Plan as described in Proposal No. 4 in this proxy statement. If not approved, the RSUs will be void.

The beneficial ownership disclosed does not include any deferred stock units ("DSUs") issued to the non-employee directors under non-employee director compensation plans. As of May 26, 2017, an aggregate of 74,675 DSUs have been issued and are held by the current non-employee directors as follows:

Name	Number of DSUs
Mr. Bourgon	13,275
Mr. Drosdick	8,125
Gen. Eberhart	10,075
Mr. Gozon	12,675
Ms. Hickton	5,000
Mr. Ill	1,000
Mr. Mansfield	8,125
Mr. Palmer	3,125
Mr. Silvestri	13,275
(8)
Mr. Silvestri is the indirect beneficial owner of 16,000 shares of common stock beneficially owned by trusts or other entities for which he or his spouse serves as officer or trustee. He disclaims beneficial ownership of such shares.

(9)
Information is based on a Schedule 13G/A filed by BlackRock, Inc. on January 17, 2017. The Schedule 13G/A reports that on December 31, 2016, BlackRock, Inc. had sole voting power over 6,105,504 shares and sole dispositive power over 6,235,435 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(10)
Information is based on a Schedule 13G/A filed by The Vanguard Group on March 10, 2017. The Schedule 13G/A reports that on February 28, 2017, The Vanguard Group had sole voting power over 58,701 shares, sole dispositive power over 5,159,670 shares, shared voting power over 5,300 shares and shared dispositive power over 62,005 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(11)
Information is based on a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 7, 2017. The Schedule 13G reports that on December 31, 2016, T. Rowe Price Associates, Inc. had sole voting power over 709,616 shares and sole dispositive power over 3,287,599 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(12)
Information is based on a Schedule 13G filed by TIAA-CREF Investment Management, LLC ("Investment Management") and Teachers Advisors, LLC ("Advisors") on February 14, 2017. The Schedule 13G reports that on December 31, 2016, Investment Management had sole voting power and sole dispositive power over 934,732 shares and Advisors had sole voting power and sole dispositive power over 1,563,546 shares. The address of Investment Management and Advisors is 730 Third Avenue, New York, NY 10017. Each of Investment Management and Advisors expressly disclaimed beneficial ownership of the other's securities holdings and each disclaimed that it is a member of a "group" with the other.

(13)
Information is based on a Schedule 13G filed by LSV Asset Management on February 6, 2017. The Schedule 13G reports that on December 31, 2016, LSV Asset Management had sole voting power over 1,432,162 shares and sole dispositive power over 2,477,062 shares. The address of LSV Asset Management is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(14)
Includes the beneficial ownership disclosed in footnotes (1) through (8), plus an aggregate of 38,433 shares owned by other executive officers. If the DSUs disclosed in footnote (7) were fully vested as of May 26, 2017, the number of shares held by all executive officers and directors as a group would have been 1,429,248 shares representing 2.9% of the total shares outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% holders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during the fiscal year ended March 31, 2017, and into the beginning of the fiscal year ending March 31, 2018, our directors, officers and greater than 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act, except that late Form 4s were filed for Daniel J. Crowley, Thomas K. Holzthum, John B. Wright, II, Richard R. Lovely, Mary Lou B. Thomas, Thomas A Quigley, III and Michael R. Abram with respect to the lapse of forfeiture restrictions relating to grants of restricted stock or restricted stock units, and a Form 4/A was filed to correct the grant date for a sign-on award for Richard R. Lovely.

STOCKHOLDER PROPOSALS—2018 ANNUAL MEETING OF STOCKHOLDERS

        Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2018 must be received by February 9, 2018 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal at the 2018 annual meeting of stockholders that is not included in our proxy statement for that meeting, such stockholder must submit that proposal to the Secretary of Triumph no earlier than March 22, 2018 and no later than April 23, 2018. If the stockholder fails to do so, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

        Certain stockholders who share the same address may receive only one copy of the Notice, this proxy statement and our 2017 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, this proxy statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 251-1000 or in writing at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

ANNUAL REPORT ON FORM 10-K

        We will promptly provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, including financial statements and the schedules thereto. Such written and any oral requests should be directed to Triumph Group, Inc. at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary, (610) 251-1000.

By order of the Board of Directors, John B. Wright, II

June 9, 2017

Appendix A—2016 Directors' Equity Compensation Plan

TRIUMPH GROUP, INC.

2016 DIRECTORS' EQUITY COMPENSATION PLAN

ARTICLE I
PURPOSE

        The purpose of this 2016 Directors' Equity Compensation Plan (the "Plan") is to enable Triumph Group, Inc. to attract and retain qualified independent, non-employee directors and to further promote the mutuality of interests between such directors and the Company's stockholders.

ARTICLE II
DEFINITIONS

        For purposes of this Plan, the following terms shall have the following meanings:

        2.1   "Affiliate" means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Board.

        2.2   "Award" means a Stock Option, Stock Award, Deferred Stock Unit or Restricted Stock Unit, granted in accordance with the terms of the Plan.

        2.3   "Award Agreement" means a Stock Option certificate, Stock Award Agreement, Deferred Stock Unit Award Agreement or Restricted Stock Unit Award Agreement, as the case may be.

        2.4   "Board" means the Board of Directors of the Company.

        2.5   "Code" means the Internal Revenue Code of 1986, as amended.

        2.6   "Common Stock" means the common stock, $.001 per value per share, of the Company.

        2.7   "Company" means Triumph Group, Inc., a Delaware corporation.

        2.8   "Deferred Compensation Plan" means the Company's Directors' Deferred Compensation Plan.

        2.9   "Deferred Stock Unit" means the right to receive Shares, subject to a risk of forfeiture, pursuant to Article VIII.

        2.10 "Deferred Stock Unit Agreement" shall mean the agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Board, evidencing the terms and conditions of an individual Deferred Stock Unit. Each Deferred Stock Unit Award Agreement is subject to the terms and conditions of the Plan.

        2.11 "Disability" or "Disabled" means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

        2.12 "Dividend Equivalents" has the meaning set forth in Section 8.2(e).

        2.13 "Effective Date" means the date on which the Plan is approved by the Company's stockholders.

        2.14 "Eligible Director" means any member of the Board who, on the date of the granting of an Award, is not an officer or an employee of the Company or any of the Company's subsidiaries.

        2.15 "Fair Market Value" for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any date, the previous regular trading day's closing price of actual sales of shares of Common Stock on the principal national securities exchange on which the Common Stock is listed, or if not listed, as reported on any over-the-counter market or other alternative trading system on such date, or if such Common Stock was not listed or reported on such date, the fair market value as determined under regulations under Section 409A of the Code.

        2.16 "Participant" means an Eligible Director to whom an Award has been granted under the Plan.

        2.17 "Restricted Stock Unit" or "RSU" means the right to receive one share of Common Stock, subject to a risk of forfeiture, pursuant to Article IX.

        2.18 "Restricted Stock Unit Award Agreement" means the agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Board, evidencing the terms and conditions of an individual Restricted Stock Unit. Each Restricted Stock Unit Award Agreement is subject to the terms and conditions of the Plan.

        2.19 "Retirement" means retirement from active service on the Board as determined by the Board.

        2.20 "Shares" has the meaning set forth in Section 4.1.

        2.21 "Stock Award" means an award or issuance of Shares pursuant to Article VII of the Plan.

        2.22 "Stock Award Agreement" means the agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Board, evidencing the terms and conditions of an individual Stock Award. Each Stock Award Agreement is subject to the terms and conditions of the Plan.

        2.23 "Stock Option" or "Option" means any option to purchase Shares granted pursuant to Article VI of the Plan.

ARTICLE III
ADMINISTRATION

        3.1    Administration.    The Plan shall be administered and interpreted by the Board.

        3.2    Guidelines.    Subject to Article X hereof, the Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem necessary to carry the Plan into effect. Notwithstanding the foregoing, no action of the Board under this Section 3.2 shall impair the rights of any Participant without the Participant's consent, unless otherwise required by law.

        3.3    Decisions Final.    Any decision, interpretation or other action made or taken in good faith by the Board arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, all members of the Board and their respective heirs, executors, administrators, successors and assigns.

ARTICLE IV
SHARE LIMITATION

        4.1    Shares.    The maximum aggregate number of shares of Common Stock subject to Awards that may be granted under the Plan is five hundred thousand (500,000) (the "Shares"). The Shares may be allocated from the authorized but unissued shares of Common Stock or treasury shares. If any Award granted under the Plan shall expire, terminate or be canceled for any reason without having been exercised or vested in full, the number of unissued Shares shall again be available for the purposes of the Plan.

        4.2    Adjustments Upon Changes in Capitalization.    In the event of a reorganization, recapitalization, stock split, reverse stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or any distribution to stockholders in respect of stock other than a cash dividend, the Board shall make such adjustments in the number and kind of shares authorized by the Plan, in the minimum and maximum limits set forth in Section 4.1 and Section 5.2. and in any outstanding Awards as it determines appropriate. No fractional shares of Common Stock shall be issued pursuant to such an adjustment. The Fair Market Value of any fractional shares resulting from adjustments pursuant to this Section shall, where appropriate, be paid in cash to the Participant. If during the term of any Award granted hereunder the Company shall be, with the prior approval of a majority of the members of the Board, merged into or consolidated with or otherwise combined with or acquired by a person or entity, or there is a liquidation of the Company, then at the election of the Board, the Company may take such other action as the Board shall determine to be reasonable under the circumstances to permit the Participant to realize the value of such Award, including without limitation paying cash to such Participant equal to the value of the Award or requiring the acquiring corporation to grant options or stock to such Participant having a value equal to the value of the Award.

ARTICLE V
ELIGIBILITY AND GRANTS OF AWARDS

        5.1    Eligible Directors.    Only Eligible Directors may be granted Awards under the Plan.

        5.2    Annual Grants.    The Board shall make an annual grant to each Eligible Director of Awards representing not more than shares of Common Stock with a value of $600,000, with the number of shares underlying such award calculated based upon the Fair Market Value of a share of Common Stock on the date of grant. The Board shall have full authority to determine whether an Award is an Option, a Stock Award, a Deferred Stock Unit or a Restricted Stock Unit. Effective as of November 10, 2016, the annual grant to each Eligible Director will have a value of not more than $140,000.

        5.3    Discretionary Grants.    In addition to the annual grants described in Section 5.2, the Board may from time to time grant additional Awards to any Eligible Director. Such discretionary Awards shall not have a value of more than $250,000 annually. The Board shall have full authority to select the Eligible Directors to whom such Awards are to be granted and to determine the number of shares of Common Stock to be covered by each such Award.

ARTICLE VI
STOCK OPTIONS

        6.1    Options.    All Stock Options granted under the Plan shall be non-qualified stock options (i.e., options that do not qualify as incentive stock options under Section 422 of the Code).

        6.2    Grants.    The Board shall have full authority to grant Stock Options to Eligible Directors in its discretion pursuant to this Article VI.

        6.3    Terms of Options.    Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board shall deem desirable:

          (a)    Stock Option Certificate.    Each Stock Option shall be evidenced by, and subject to the terms of, a Stock Option certificate executed by the Company. The Stock Option certificate shall specify the number of shares of Common Stock subject to the Stock Option, the option price, the option term, and such other terms and conditions, consistent with the provisions of the Plan, as the Board shall deem advisable.

          (b)    Option Price.    The option price per share of Common Stock purchasable upon exercise of a Stock Option shall be equal to the Fair Market Value of a share of Common Stock on the date of grant.

          (c)    Option Term.    The term of each Stock Option shall be seven years from the date of grant.

          (d)    Exercisability.    Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant; provided that (i) each Stock Option exercise period shall be at least one (1) year from the start of the vesting period, and (ii) the Board may waive any installment exercise or waiting period provisions, in whole or in part, at any time, based on such factors as the Board shall, in its sole discretion, deem appropriate.

          (e)    Method of Exercise.    Stock Options may be exercised in whole or in part at any time during the option term by delivering to the Company written notice of exercise specifying the number of shares of Common Stock to be purchased and the option price therefore. The notice of exercise shall be accompanied by payment in full of the option price. The option price may be paid in cash or by check payable to the Company or, with the consent of the Board on or after the date of grant, in whole or in part in shares of Common Stock owned by the Participant, or by a reduction in the number of shares of Common Stock otherwise issuable upon such exercise, with the shares of Common Stock in either case valued at the Fair Market Value on the date of exercise. Upon payment in full of the option price and satisfaction of the other conditions provided herein, a stock certificate representing the number of shares of Common Stock to which the Participant is entitled shall be issued and delivered to the Participant.

          (f)    Termination.    Unless otherwise determined by the Board, Stock Options held by a Participant who ceases to be a member of the Board shall be exercisable as follows:

              (i)  If the Participant ceases to be a member of the Board by reason of death, any Stock Option held by such Participant may thereafter be exercised, to the extent such Option was exercisable at the time of death or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the Participant's estate, until the expiration of the stated term of the Option or until such earlier time as the Board may determine at the time the Option is granted or such accelerated basis is determined.

             (ii)  If the Participant ceases to be a member of the Board by reason of Disability, any Stock Option held by such Participant may thereafter be exercised by the Participant (or, where appropriate, the Participant's legal representative), to the extent it was exercisable at the time the Participant ceased to be a member of the Board or on such accelerated basis as the Board may determine at or after grant, until the expiration of the stated term of the Option or until such earlier time as the Board may determine at the time the Option is granted or such accelerated basis is determined.

            (iii)  If the Participant ceases to be a member of the Board for any reason other than death or Disability, the Stock Option shall terminate 90 days after the date on which the Participant ceased to be a member of the Board; provided, however, that the Board may extend such exercise period based on such factors as the Board shall, in its sole discretion, deem appropriate, but not beyond the expiration of the stated term of the Option.

        6.4    Rights as Stockholder.    A Participant shall not be deemed to be the holder of Common Stock, or have any of the rights of a holder of Common Stock, with respect to shares subject to an Option, until the Option is exercised and a stock certificate representing such shares of Common Stock is issued to the Participant.

ARTICLE VII
STOCK AWARDS

        7.1   The Board shall have full authority to grant Stock Awards to Eligible Directors in its discretion pursuant to this Article VII.

        7.2   Each Stock Award shall be evidenced by a Stock Award Agreement, the terms and conditions of which are consistent with the following:

          (a)    Restrictions.    Stock Awards shall vest at such time and in such installments as determined by the Board.

          (b)    Forfeiture.    Unless otherwise provided in the Stock Award Agreement, upon the Participant's ceasing to be a member of the Board (other than as provided below in Sections 7.2(c) and (d)), the shares of Common Stock subject to a Stock Award that have not yet become vested pursuant to the Stock Award Agreement shall be forfeited.

          (c)    Death, Disability or Retirement of Participant.    Unless otherwise provided in the Stock Award Agreement, if a Participant ceases to be a member of the Board due to death, Disability or Retirement, all outstanding Stock Awards granted to such Participant shall accelerate and vest; provided, however that the conditions set forth in Section 12.1 are met.

          (d)    Divestiture.    If a Participant will cease to be a member of the Board because of a divestiture by the Company, prior to such termination of membership, the Board may, in its sole discretion, accelerate the vesting of all or a portion of any outstanding Stock Award granted to such Participant and provide that all forfeiture provisions with respect to such Stock Awards shall lapse. The determination of whether a divestiture will occur shall be made by the Board in its sole discretion.

          (e)    Rights as a Stockholder.    The Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

ARTICLE VIII
DEFERRED STOCK UNITS

        8.1   The Board shall have full authority to grant Deferred Stock Units to Eligible Directors in its discretion pursuant to this Article VIII. In addition, if any Participant makes an election under the Deferred Compensation Plan to defer a portion of his or her annual cash fees into a stock deferred account under such Deferred Compensation Plan, such deferral shall be deemed to be Deferred Stock Units, with associated Dividend Equivalents, issued under this Plan.

        8.2   Each Deferred Stock Unit shall be evidenced by a Deferred Stock Unit Award Agreement, the terms and conditions of which are consistent with the following:

          (a)    Restrictions.    Deferred Stock Units shall vest at such time and in such installments as determined by the Board; provided, however, that the minimum forfeiture period shall be at least one (1) year from the date of grant.

          (b)    Forfeiture.    Unless otherwise provided in the Deferred Stock Unit Award Agreement, upon the Participant's ceasing to be a member of the Board (other than as provided below in Sections 8.2(c) and (d)), the shares of Common Stock subject to a Deferred Stock Unit Award that have not yet become vested pursuant to the Deferred Stock Unit Agreement shall be forfeited.

          (c)    Death, Disability or Retirement of Participant.    Unless otherwise provided in the Deferred Stock Unit Award Agreement, if a Participant ceases to be a member of the Board due to death, Disability or Retirement, all forfeiture restrictions on all outstanding Deferred Stock Units granted to such Participant shall lapse; provided, however, that the conditions set forth in Section 12.1 are met.

          (d)    Divestiture.    If a Participant will cease to be a member of the Board because of a divestiture by the Company, prior to such termination of membership, the Board may, in its sole discretion, accelerate the lapse of forfeiture restrictions of all or a portion of any outstanding Deferred Stock Unit granted to such Participant. The determination of whether a divestiture will occur shall be made by the Board in its sole discretion.

          (e)    Dividend Equivalents.    The Deferred Stock Unit Award Agreement may provide that the holder of the Deferred Stock Units will be entitled to receive payment from the Company at such times as set forth in the Deferred Stock Unit Award Agreement in an amount equal to each cash dividend ("Dividend Equivalent") the Company would have paid to such holder had he or she, on the record date for payment of such dividend, been the holder of record of shares of Common Stock equal to the number of Deferred Stock Units which had been awarded to such holder as of the close of business on such record date. The Company shall establish a bookkeeping account on behalf of each Participant in which the Dividend Equivalents that would have been paid to the holder of Deferred Stock Units shall be credited. Such account will not bear interest.

        8.3    Rights as a Stockholder.    The Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant to the extent described in the terms of a Deferred Stock Award Agreement.

ARTICLE IX

RESTRICTED STOCK UNITS

        9.1   The Board shall have full authority to grant Restricted Stock Units to Eligible Directors in its discretion pursuant to this Article IX.

        9.2   Each Restricted Stock Unit shall be evidenced by a Restricted Stock Unit Award Agreement, the terms and conditions of which are consistent with the following:

          (a)    Restrictions.    RSUs shall vest at such time and in such installments as determined by the Board; provided, however, that the minimum forfeiture period shall be at least one (1) year from the date of grant; provided, further, however, that if the Participant makes a deferral election with respect to any RSUs under the Deferred Compensation Plan, the terms of the Deferred Compensation Plan shall apply to the payment of such deferred Award.

          (b)    Forfeiture.    Unless otherwise provided in the Restricted Stock Unit Award Agreement, upon the Participant's ceasing to be a member of the Board (other than as provided below in Sections 9.2(c) and (d)), the shares of Common Stock subject to a Restricted Stock Unit Award that have not yet become vested pursuant to the Restricted Stock Unit Agreement shall be forfeited.

          (c)    Death, Disability or Retirement of Participant.    Unless otherwise provided in the Restricted Stock Unit Award Agreement, if a Participant ceases to be a member of the Board due to death, Disability or Retirement, the forfeiture restrictions on all outstanding unvested Restricted Stock Units shall lapse; provided, however, that the conditions set forth in Section 12.1 are met.

          (d)    Divestiture.    If a Participant will cease to be a member of the Board because of a divestiture by the Company, prior to such termination of membership, the Board may, in its sole discretion, accelerate the lapse of forfeiture restrictions on all or a portion of any outstanding unvested Restricted Stock Units granted to such Participant. The determination of whether a divestiture will occur shall be made by the Board in its sole discretion.

          (e)    Dividend Equivalents.    The Restricted Stock Unit Award Agreement may provide that the holder of the Restricted Stock Units will be entitled to Dividend Equivalents equal to the cash dividends the Company would have paid to such holder had he or she, on the record date for payment of such dividend, been the holder of record of shares of Common Stock equal to the number of Restricted Stock Units which had been awarded to such holder as of the close of business on such record date. The Company shall establish a bookkeeping account on behalf of each Participant in which the Dividend Equivalents that would have been paid to the holder of Restricted Stock Units shall be credited. Such account will not bear interest.

        9.3    Rights as a Stockholder.    The Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant to the extent described in the terms of a Restricted Stock Award Agreement.

ARTICLE X

TERMINATION OR AMENDMENT

        10.1    Termination or Amendment of Plan.

          (a)   Except as provided in subsections (b) and (c), the Board may at any time amend, discontinue or terminate the Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XII); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination may not be impaired without the consent of such Participant.

          (b)   Any amendment that constitutes a "material revision" to the Plan requiring stockholder approval pursuant to the New York Stock Exchange Corporate Governance Listing Standards shall not be effective unless approved by the Company's stockholders.

          (c)   Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities, or similar transaction), the Company may not, without obtaining stockholder approval: (i) amend the terms of outstanding Stock Options to reduce the exercise price of such outstanding Stock Options; (ii) cancel outstanding Stock Options in exchange for Stock Options with an exercise price that is less than the exercise price of the original Stock Options; or (iii) cancel outstanding Stock Options with an exercise price above the then current Common Stock price in exchange for cash or other securities. In addition, this Plan may not be amended to permit the actions in this subsection (c) unless the Company obtains prior stockholder approval.

        10.2    Amendment of Awards.    The Board may amend the terms of any Award previously granted, prospectively or retroactively, but, subject to Article IV, no such amendment or other action by the Board shall impair the rights of any holder without the holder's consent.

 ARTICLE XI

UNFUNDED PLAN

        11.1    Unfunded Status of Plan.    The Plan is intended to constitute an "unfunded" plan for equity compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE XII

GENERAL PROVISIONS

        12.1    Non-Competition Covenant.    With respect to the acceleration of vesting or lapse of forfeiture restrictions of Stock Awards under Section 7.2(c), of Deferred Stock Units under Section 8.2(c) or of Restricted Stock Units under Section 9.2(c), the following conditions must be met:

          (a)   The Participant shall not render services for any organization or engage directly or indirectly in any business which, in the opinion of the Board, competes with, or is in conflict with the interest of, the Company. The Participant shall be free, however, to purchase as an investment or otherwise stock or other securities of such organizations as long as they are listed upon a recognized securities exchange or traded over-the-counter, or as long as such investment does not represent a substantial investment in the opinion of the Committee or a significant (greater than 3%) interest in the particular organization. For the purposes of this subsection, a company (other than an Affiliate) which is engaged in the business of producing, leasing or selling products or providing services of the type now or at any time hereafter made or provided by the Company or any of its Affiliates shall be deemed to compete with the Company; and

          (b)   The Participant shall not, without prior written authorization from the Company, use in other than the business of the Company or any of its Affiliates, any confidential information or material relating to the business of the Company or its Affiliates, either during or after service on the Company's Board.

        12.2    Nonassignment.    Except as otherwise provided in the Award Agreement, any Award granted hereunder and the rights and privileges conferred thereby shall not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any such Award, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process thereon, such Award and the rights and privileges conferred hereby shall immediately terminate and the Award shall immediately be forfeited to the Company.

        12.3    Legend.    The Board may require each person acquiring shares hereunder to represent to the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. The stock certificates representing such shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer.

        All certificates representing shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

        12.4    Other Plans.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

        12.5    No Right to Continue as Director.    Neither the Plan nor the grant of any Award hereunder shall confer upon any person the right to continue as a director of the Company or obligate the Company to nominate any director for reelection by the Company's stockholders.

        12.6    Listing and Other Conditions.

          (a)   If the Common Stock is listed on a national securities exchange, the issuance of any shares of Common Stock upon exercise of an Award shall be conditioned upon such shares being listed on such exchange. The Company shall have no obligation to issue any shares of Common Stock upon exercise of an Award unless and until such shares are so listed, and the right to exercise any Award shall be suspended until such listing has been effected.

          (b)   If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock upon exercise of an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock, and the right to exercise any Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

          (c)   Upon termination of any period of suspension under this Section 12.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

        12.7    Governing Law.    The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware.

        12.8    Construction.    Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

        12.9    Liability of Board Members.    No member of the Board nor any employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member of employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

        12.10    Costs.    The Company shall bear all expenses incurred in administering the Plan, including expenses related to the issuance of Common Stock under an Award.

        12.11    Severability.    If any part of the Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of the Plan which shall continue in full force and effect.

        12.12    Successors.    The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

        12.13    Headings.    Article and section headings contained in this Plan are included for convenience only and are not to be used in construing or interpreting the Plan.

        12.14    Change in Control.    Upon the occurrence of a Change in Control, to the extent that the Participant's participation as a director of the Company ceases in connection with such Change in Control, each Award then outstanding and held by such Participant shall become immediately vested, and in the case of Stock Options, exercisable, or have full lapse of forfeiture restrictions, as applicable, to the full extent of the shares of Common Stock subject thereto. For directors continuing to serve on the Board of the successor entity following the Change in Control, all outstanding Awards will be assumed and converted into Awards to acquire equivalent equity of the successor entity. For purposes of this Plan, the term "Change in Control" means a change in ownership or control of the Company consummated through one of the following:

          (a)   one individual or entity (each a "Person"), or more than one Person acting as a group as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B), acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than fifty percent of the total fair market value or total voting power of the Company's stock. If one Person, or more than one Person acting as a group, is considered to own more than fifty percent of the total fair market value or total voting power of the Company's stock, the acquisition of additional stock by the same Person or Persons acting as a group does not cause a change in ownership. An increase in the percentage of stock owned by one Person, or Persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property, will be treated as an acquisition of stock;

          (b)   One Person, or more than one Person acting as a group as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B) and (i)(5)(vi)(D), acquires or has acquired during the twelve months ending on the date of the most recent acquisition, ownership of stock of the Company that, together with stock previously held by the acquirer, possesses thirty-five percent or more of the total voting power of the Company's stock. If one Person, or more than one Person acting as a group, is considered to own more than thirty percent of the total voting power of the Company's stock, the acquisition of additional stock by the same Person or Persons acting as a group does not cause a change in effective control. An increase in the percentage of stock owned by one Person, or Persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property, will be treated as an acquisition of stock;

          (c)   A majority of the members of the Board is replaced during a twelve month period by directors whose appointment or election was not endorsed by a majority of the members of the Board before the date of appointment or election; or

          (d)   One Person, or more than one Person acting as a group as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B) and (i)(5)(vii)(C), acquires or has acquired during the twelve month period ending on the date of the most recent acquisition, assets from the Company that have a total gross fair market value equal to at least forty percent of the total gross fair market value of the Company's assets immediately before the acquisition or acquisitions. Gross fair market value means the fair market value of the Company's assets, or the fair market value of the assets being disposed of, without regard to any liabilities associates with those assets. Notwithstanding the prior provisions of this definition, acquisitions of the Company's assets by the following Persons will not be treated as a change in the ownership of the assets: (A) a shareholder of the Company immediately before the acquisition in exchange for or with respect to the Company's stock; (B) a Person of which the Company owns stock with fifty percent or more of the total fair market value or total voting power of that Person's stock; (C) a Person, or more than one Person acting as a group, that owns fifty percent or more of the total fair market value or voting power of which is owned by a Person or more than one Person acting as a group set forth in clause (C). Except as otherwise provided in the prior provisions of this definition, a Person's status will be determined immediately after the asset transfer.

 ARTICLE XIII

TERM OF PLAN

        13.1    Effective Date.    The Plan shall be effective as of the Effective Date.

        13.2    Termination.    Unless sooner terminated, the Plan shall terminate on November 10, 2026 (ten years after November 10, 2016, the date on which the Plan was first adopted by the Board) and no Awards may be granted thereafter. Termination of the Plan shall not affect Awards granted before such date, which will continue to be exercisable and/or vest after the Plan terminates.

Appendix B—Reconciliation of GAAP and Non-GAAP Financial Measures
and Adjustments Made to Non-GAAP Performance Metrics

        In fiscal year 2017, we adjusted our operating income and free cash flow performance metrics in our annual incentive plan. The tables below provide a reconciliation between the GAAP and non-GAAP operating income, and shows how free cash flow (a non-GAAP metric) was calculated and adjusted, as used in the determination of our annual incentive plan payouts. We also provide a reconciliation that shows the adjustments made to RONA as used in the historical pay and performance alignment chart.

($ in thousands)	12 Fiscal Months Ended March 31, 2017
GAAP operating income	$56,889
Add back: Loss on divestitures	19,124
Add back: Goodwill impairment	266,298
Adjusted operating income (non-GAAP)	$342,311

($ in thousands)	12 Fiscal Months Ended March 31, 2017
Cash flow from operations	$281,319
Capital expenditures	(51,832)
Sale of assets	16,823
Sale of businesses	69,364
Free cash flow	$315,674

($ in thousands)	12 Fiscal Months Ended March 31, 2017
Free cash flow	$315,674
Less: Proceeds on divestitures	(69,364)
Less: 50% of Q4 FY17 cash advances from Boeing agreement	(162,000)
Adjusted free cash flow(1)	$84,310

($ in thousands)	12 Fiscal Months Ended March 31, 2017
RONA	(2.9)%
Add back: Loss on divestitures	0.9%
Add back: Goodwill impairment	17.8%
Adjusted RONA(1)	15.8%

(1)
This is a non-GAAP performance measure.

        Adjusted income from continuing operations before income taxes, adjusted income from continuing operations and adjusted income from continuing operations diluted per share, before non-recurring costs is provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP.

B-1

        The following table reconciles income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share, before non-recurring costs.

	Three Months Ended March 31, 2017
($ in thousands)	Pre-tax	After-tax	Diluted EPS
Loss from Continuing Operations—GAAP	$(140,270)	$(126,825)	$(2.57)
Triumph Aerospace Structures—Goodwill impairment	266,298	266,298	5.38
Income from Continuing Operations ex-goodwill impairment	126,028	139,473	2.81

Transformation related costs:
Restructuring costs (non-cash)	501	461	0.01
Restructuring costs (cash)	13,997	12,882	0.26

Adjusted Income from Continuing Operations—non-GAAP	$140,526	$152,816	$3.09	*

	Twelve Months Ended March 31, 2017
($ in thousands)	Pre-tax	After-tax	Diluted EPS
Loss from Continuing Operations—GAAP	$(23,612)	$(42,952)	$(0.87)
Triumph Aerospace Structures—Goodwill impairment	266,298	266,298	5.39
Loss on divestitures	19,124	17,980	0.36

Income from Continuing Operations ex-goodwill impairment & divestitures	261,810	241,326	4.88
Transformation related costs:
Restructuring costs (non-cash)	10,797	9,937	0.20
Restructuring costs (cash)	42,177	38,816	0.79
Other adjustments:
Triumph Precision Components—Strike related costs	15,701	14,450	0.29
Triumph Precision Components—Inventory write-down	6,089	5,604	0.11
Triumph Aerospace Structures—UAS program	14,200	13,068	0.26

Adjusted Income from Continuing Operations—non-GAAP	$350,774	$323,201	$6.54	*

*
Difference due to rounding

B-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TRIUMPH GROUP, INC. 899 Cassatt Road, Suite 210 Berwyn, PA 19312 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors Nominees Paul Bourgon For 0 0 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 0 0 Abstain 0 01 1 year 2 years 3 years Abstain 0 0 For 0 0 0 Against 0 0 0 Abstain 0 0 02 Daniel J. Crowley 3 To approve, by advisory vote, the frequency of future advisory votes on executive compensation. 03 John G. Drosdick 04 Ralph E. Eberhart 4 To approve the Triumph Group, Inc. 2016 Directors' Equity Compensation Plan. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018. 05 Dawne S. Hickton 5 06 William L. Mansfield 07 Adam J. Palmer NOTE: At their discretion, the named proxies are authorized to consider and vote upon other business as may properly come before the meeting or any postponements or adjournments thereof. 08 Joseph M. Silvestri The Board of Directors recommends you vote FOR proposals 2, 4 and 5 and 1 YEAR on proposal 3. 2To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2017. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000340130_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com TRIUMPH GROUP, INC. Annual Meeting of Stockholders 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312, July 20, 2017, 9:00 AM EDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Daniel J. Crowley and John B. Wright, II as proxies, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on July 20, 2017, and at any and all postponements or adjournments thereof. This proxy will be voted as directed. If no direction is given with respect to proposals 1, 2, 3, 4 and 5, the proxies will vote FOR each of the nominees in proposal 1, FOR proposals 2, 4 and 5, 1 YEAR on proposal 3 and will vote in their discretion on such matters that may properly come before the meeting and at any postponement and adjournment of such meeting. Continued and to be signed on reverse side 0000340130_2 R1.0.1.15